Exhibit 2.1
EXECUTION COPY
ASSET PURCHASE AGREEMENT
dated as of
February 3, 2010
between
YAHOO! INC.
and
MONSTER WORLDWIDE, INC.

i

ii

EXHIBIT A	Form of Assignment and Assumption Agreement
EXHIBIT B	Form of Bill of Sale
EXHIBIT C	Forms of IP Transfer Documents
EXHIBIT D	Form of Transition Services Agreement
EXHIBIT E	Form of IP License Agreement
EXHIBIT F	Form of Traffic Agreement

iii

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of February 3, 2010 and is entered into between Monster Worldwide, Inc., a Delaware corporation (“Buyer”), and Yahoo! Inc., a Delaware corporation (“Seller”). Each of Buyer and Seller are referred to herein as a “Party” and together as the “Parties.”
RECITALS
WHEREAS, Seller conducts the Business (as defined below) and owns all outstanding equity of HotJobs.com, Ltd. (“Business Subsidiary”); and
WHEREAS, Buyer desires to purchase certain specified assets and assume certain specified liabilities of the Business from Seller and Business Subsidiary, and Seller desires to, and to cause Business Subsidiary to, sell certain specified assets and transfer certain specified liabilities of the Business to Buyer, upon the terms and subject to the conditions hereinafter set forth;
The Parties hereto agree as follows:
AGREEMENT
ARTICLE 1
Definitions
Section 1.01. Definitions. As used herein, the following terms have the following meanings:
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person.
“Ancillary Agreements” means the Assignment and Assumption Agreement, the Bill of Sale, the IP Transfer Documents, the IP License Agreement and the Transition Services Agreement.
“Applicable Law” means, with respect to any Person, any federal (including United States), state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.
“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement to be entered into effective as of Closing, by each of Seller and Business Subsidiary on the one hand, and Buyer on the other hand, in the form attached hereto as Exhibit A.

“Bill of Sale” means the Bill of Sale to be entered into effective as of Closing, by each of Seller and Business Subsidiary on the one hand, and Buyer on the other hand, in the form attached hereto as Exhibit B.
“Business” means the business of Internet (via hotjobs.com (the “Site”)) recruitment services and employment solutions which provide (i) job listings, resume database access and employer recruitment branding to corporate recruiters, human resources departments and staffing agencies in order to attract job seekers for employment opportunities and (ii) career tools, information and resources to job seekers, in each case as such business is conducted through the Site by Seller and Business Subsidiary in the United States immediately prior to the Closing, or, with respect to representations, warranties, covenants and other provisions that speak as of an earlier date, such earlier reference period as set forth therein; it being agreed that the Business does not include ownership or operation of any search or advertising related functions, services or other businesses of Seller that are not exclusively related to the Business, but that the Business does include Job Exclusive Search.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in San Francisco, California or New York, New York are authorized or required by Applicable Law to close.
“Business Employees” means those employees employed by Seller or its Subsidiaries as of the date hereof and listed on Schedule 1.01(a), such schedule to be updated as mutually agreed in writing by the Parties prior to Closing pursuant to Section 2.07(c).
“Business Financials” means (i) for each fiscal year ended December 31, 2007, 2008 and 2009 and for each quarterly period for fiscal year 2009, the unaudited Schedule of Profit & Loss for the Business, (ii) for each of December 31, 2008, June 30, 2009 and September 30, 2009, the unaudited balance sheet of the Business Subsidiary, (iii) unaudited accounts receivable, net and deferred revenue balances of the Business as of December 31, 2009 and (iv) for each quarterly period for fiscal year 2009, the unaudited bookings figures for the Business, in each case for clauses (i) -(iii), prepared in accordance with GAAP consistently applied, and in each case for clauses (i)-(iv), exclusive of Business Pro-Forma Adjustments, if any.
“Business Material Adverse Effect” means any change, circumstance, event or effect that, individually or in the aggregate, (i) has had, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, financial condition or operating results of the Business, taken as a whole; provided that none of the following shall be deemed, either alone, or in combination, to constitute a Business Material Adverse Effect: any change, circumstance, event or effect resulting from or arising out of (A) the public announcement of this Agreement, the Ancillary Agreements or the Traffic Agreement or the pendency of the transactions contemplated hereby or thereby, including the loss of any partner, vendor, user or customer of the Business, the non-renewal or reduction in order/placement volume by such partner, vendor, user or customer or the resignation of any Business Employee, or any degradation in financial performance of the Business due to such loss, non-renewal, reduction or resignation, in each case, as a result of such public announcement or pendency, (B) the performance by Seller or its Affiliates of obligations pursuant to this Agreement, the Ancillary Agreements or the Traffic

Agreement, (C) changes in economic, regulatory, financial or political conditions generally in the United States, (D) changes that are the result of factors generally affecting the industry in which the Business is conducted, (E) changes in GAAP or Applicable Law after the date hereof or (F) changes or effects related to Excluded Assets or Excluded Liabilities other than Licensed IP Rights and Licensed Technology Assets, unless, in the case of (C), (D) and (E), such changes or effects have a disproportionate effect on the Business, taken as a whole, relative to other companies operating in the same industry; or (ii) materially impairs the ability of Seller to consummate, or prevents or materially delays or materially alters, the transactions contemplated by this Agreement, the Ancillary Agreements or the Traffic Agreement.
“Business Pro-Forma Adjustments” means any pro-forma adjustments to the Business Financials for each applicable period, for the purpose of presenting the Business on a stand-alone basis to reflect the (i) incremental costs of items not otherwise included or tracked in the applicable Schedule of Profit and Loss, such as (a) costs of general and administrative services from Seller to the Business and other similar corporate level operating costs and (b) non-cash costs associated with Seller’s provision of “Front Page” fixed links, network media and other non-cash marketing services to the Business or (ii) the assets and/or liabilities not otherwise included or tracked in the applicable unaudited balance sheet of the Business Subsidiary, such as (x) accounts payable and (y) accrued employee related accruals.
“Buyer Disclosure Schedule” means, if applicable, the disclosure schedule and schedule of exceptions delivered by Buyer to Seller pursuant to and as of the date of this Agreement.
“Buyer Material Adverse Effect” means any change, circumstance, event or effect that, individually or in the aggregate, materially impairs the ability of Buyer to consummate, or prevents or materially delays or materially alters, the transactions contemplated by this Agreement, the Ancillary Agreements or the Traffic Agreement.
“Closing Date” means the date on which the Closing occurs.
“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
“Commercially Available Technology” means Technology owned by a third party and used in the Business that is generally available on a commercial basis.
“Contract” means any legally binding written contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease (or sublease), license (or sublicense), sales or purchase order, warranty or commitment.
“Damages” means any and all obligations, liabilities, damages, injuries, fines, liens, penalties, losses, judgments, settlements and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any Proceeding whether involving a Third Party Claim or a claim solely between the Parties hereto).
“EBITDA” means, with respect to the applicable period, the earnings before interest, taxes, depreciation and amortization.

“Environmental Laws” means any Applicable Law or any agreement with any Governmental Authority or other Person, relating to human health and safety, the environment or Hazardous Substances.
“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the Business.
“ERISA” means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time, and any successor thereto.
“ERISA Affiliate” means any trade or business which is or has been treated as a single employer with Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exclusive to the Business” means exclusively related to, or used or held for use by Seller and its Subsidiaries exclusively in connection with, the Business.
“GAAP” means generally accepted accounting principles in the United States.
“Generally Available Technology” means (i) Open Source Software, (ii) Commercially Available Technology and (iii) technology assets related to functions and services that are not Exclusive to the Business (including all technology assets related to search functionality (other than Job Exclusive Search) and advertising functions and services of Seller and its Affiliates, in each case which is not Exclusive to the Business).
“Governmental Authority” means any transnational, domestic or foreign, federal, state or local governmental authority, department, court, agency or official, including any political subdivision thereof.
“Hazardous Substance” means any pollutant or contaminant or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, material or waste or any substance having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, and any substance regulated under any Environmental Law.
“HotJobs Domains” means the Domain Names listed on Schedule 2.01(a)(ii), which include all domain names owned by Seller or its Subsidiaries that are comprised of the word HotJobs or any word that constitutes a misspelling of the foregoing. For the avoidance of doubt, the HotJobs Domains do not include any Seller Retained Name.
“HotJobs Marks” means the Trademarks listed on Schedule 2.01(a)(i), which include all Trademarks owned by Seller or its Subsidiaries that are comprised of the word HotJobs or the HotJobs logo. For the avoidance of doubt, the HotJobs Marks do not include any Seller Retained Name.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the Ordinary Course), (iv) under capital leases and (v) in the nature of a guarantee of any of the obligations described in clauses (i) through (iv) above of any other Person.
“Independent Accountant” means KPMG LLP or such other accounting firm as may be mutually agreed in writing by the Parties.
“Intellectual Property Rights” means any and all intellectual property rights and other similar proprietary rights in any jurisdiction, whether registered or unregistered, including such rights in (i) patents and patent applications (“Patents”), (ii) trademarks, service marks, trade names, trade dress and other designators of origin, registered or unregistered (“Trademarks”), (iii) internet domain names, uniform resource locators and e-mail addresses (“Domain Names”), (iv) copyrightable subject matter or protectable designs, registered or unregistered (“Copyrights”), (v) trade secrets (“Trade Secrets”) and (vi) proprietary databases.
“Interim Financial Statements” means (i) the unaudited Schedule of Profit & Loss for the Business for the interim quarterly periods for fiscal year 2009 ending each of March 31, 2009, June 30, 2009 and September 30, 2009 and (ii) the unaudited balance sheet of Business Subsidiary as of June 30, 2009 and September 30, 2009, in each case, prepared in accordance with GAAP consistently applied, exclusive of Business Pro-Forma Adjustments.
“IP License Agreement” means the IP License Agreement to be entered into by the Parties concurrently herewith in the form attached hereto as Exhibit E.
“IP Transfer Documents” means the Trademark Assignment, the Patent Assignment and the Sublicense Agreement to be entered into effective as of Closing, by and among the parties named therein, in the forms attached hereto as Exhibit C.
“Job Exclusive Search” means vertical search applications exclusively designed for and used only to enable queries for returning results from job listings or resumes but not including any other vertical search applications or technology whether or not used by such job-specific vertical search applications.
“Job Seeker” means any Site user (other than a Recruiter) that has created a Site application profile on the Site and who searches for or seeks jobs or otherwise uses the Site.
“knowledge of Buyer,” “Buyer’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge of the Persons listed on Schedule 1.01(b), as well as the knowledge that each such Person should have had after reasonable due inquiry, taking into account the scope and nature of the responsibilities of such Person, and such knowledge that would reasonably be imputed to such Person by virtue of such Person’s position, duties and responsibilities.

“knowledge of Seller,” “Seller’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge of the Persons listed on Schedule 1.01(c), as well as the knowledge that each such Person should have had after reasonable due inquiry, taking into account the scope and nature of the responsibilities of such Person, and such knowledge that would reasonably be imputed to such Person by virtue of such Person’s position, duties and responsibilities; provided however, that with respect to matters related to Sections 3.12(e) (with respect to the second sentence thereof), 3.12(f) and 3.12(h) of this Agreement, “knowledge of Seller” or “Seller’s knowledge” means the actual knowledge of the Persons listed on Schedule 1.01(c) for each such section without any further qualification, obligation of inquiry or imputation of knowledge.
“Liability” means all Indebtedness, obligations, commitments, performance obligations under Contracts and other direct or indirect liabilities of a Person, whether absolute or contingent (or based upon any contingency), known or unknown, fixed or otherwise, due or to become due, whether or not accrued or paid, and whether required or not required to be reflected in financial statements under GAAP.
“Licensed IP Rights” means the Intellectual Property Rights licensed to Buyer under the IP License Agreement or the Transition Services Agreement.
“Licensed Technology Assets” means the Technology licensed to Buyer under the Transition Services Agreement.
“Lien” means, with respect to any property or asset, any mortgage, trust, deed, lien, pledge, hypothecation, charge, security interest, deposit arrangement or encumbrance in respect of such property or asset.
“Materials” means marketing, customer and website content and materials Exclusive to the Business and owned by Seller or its Subsidiaries.
“Open Source Software” means any software distributed under any license approved by the Open Source Initiative as set forth at www.opensource.org, including the following licenses: (i) the GNU General Public License; (ii) the GNU Lesser or Library General Public License; (iii) the Artistic License; (iv) the Mozilla Public License; (v) the Netscape Public License; (vi) the Sun Community Source License; (vii) the Sun Industry Standards License; (viii) the Common Public License; (ix) the BSD License; (x) the Apache License; (xi) the OpenSymphony Software License; and (xii) the MIT License.
“Ordinary Course” means the conduct of the Business in the ordinary course consistent with past practice, taking into account (i) the transactions contemplated pursuant to this Agreement, the Traffic Agreement and the Ancillary Agreements and (ii) general economic conditions in the industry in which the Business operates.
“Permitted Liens” means (i) Liens for Taxes that are not yet delinquent or are being contested in good faith by appropriate Proceedings, (ii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the Ordinary Course or that are not yet due and payable or are being contested in good faith by appropriate Proceedings and (iii) other minor imperfections of title that do not, individually or in the aggregate, materially impair the present use and operation of the assets to which they relate in the conduct of the Business.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“Pre-Closing Excluded Taxes” means any Taxes, other than Apportioned Obligations and Transfer Taxes, imposed on Seller or Business Subsidiary for any Pre-Closing Tax Period. For purposes of allocating such Taxes to the portion of a Straddle Period that is included in the Pre-Closing Tax Period, such Taxes shall be determined as if the taxable period ended on the Closing Date, based on a “closing of the books” method.
“Pre-Closing Tax Period” means (i) any tax period ending on or before the Closing Date and (ii) with respect to a Straddle Period, the portion of such period up to and including the Closing Date.
“Pre-Migration Job Seeker Data” means (i) the data regarding any Job Seeker that is set forth on Exhibit A of the Transition Services Agreement and (ii) any personally identifiable information of a Job Seeker made available through the Site to any Recruiter (pursuant to an agreement with such Recruiter), in each case for the period and only to the extent prior to the applicable Migration Event with respect thereto (after which, such data shall cease to be Pre-Migration Job Seeker Data).
“Proceeding” means any action, suit, investigation, litigation, arbitration, proceeding (including any civil, criminal, administrative or appellate proceeding) or hearing commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.
“Purchased Intellectual Property Rights” means rights in (i) the HotJobs Marks, (ii) the HotJobs Domains, (iii) the Copyrights specific to the software (including related documentation) listed in Schedule 2.01(a)(iii), (iv) the Patents listed in Schedule 2.01(a)(iv) and (v) the Purchased Trade Secrets.
“Purchased Technology Assets” means the Technology listed on Schedule 2.01(a)(v).
“Purchased Trade Secrets” means the trade secrets owned by Seller that are both Exclusive to the Business and are embodied in the Purchased Assets.
“Recruiter” means any recruiter or employer that posts jobs or solicits job applicants on the Site.
“Registered Purchased Intellectual Property Rights” means all Purchased Intellectual Property Rights that are registered or the subject of an application filed with a Governmental Authority.

“Retention Arrangements” means the retention arrangements for the benefit of the Business Employees on the terms and conditions set forth in Schedule 5.08(c).
“Schedule of Profit & Loss” means the carve-out schedule of profit and loss for the Business which (i) includes revenue, cash costs of revenue, cash operating expenses and EBITDA and (ii) excludes Business Pro-Forma Adjustments.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller Benefit Plans” means all employee benefit plans as defined in Section 3(3) of ERISA and all other material employee benefit arrangements, obligations, customs, or practices (including but not limited to a payroll practice), whether or not subject to ERISA with respect to which any Business Employee has any right to benefits or which Seller, any Subsidiary or any ERISA Affiliate has or may have any material liability (including contingent liability) to provide benefits to any Business Employee, including employment agreements, severance agreements, executive compensation arrangements, incentive programs or arrangements, severance pay policies, repatriation or expatriation benefits, Seller-sponsored work permits or visas, salary continuation, disability, consulting or other compensation arrangements, deferred compensation, bonus, stock option, stock appreciation, stock purchase, phantom stock or other equity right, hospitalization, medical, dental or vision benefits, life insurance, tuition reimbursement or scholarship programs, fringe benefits, cafeteria plan benefits and any plans or agreements providing material benefits or payments to Business Employees in the event of a change of control, change in ownership, or sale of a substantial portion (including all or substantially all) of the assets of the Business of Seller, maintained by Seller or any Subsidiary of Seller; provided however, that “Seller Benefits Plans” shall not include (i) routine employment policies and procedures developed and applied in the Ordinary Course, including wage or vacation policies, (ii) workers compensation insurance and (iii) directors and officers liability insurance.
“Seller Disclosure Schedule” means the disclosure schedule and schedule of exceptions delivered by Seller to Buyer pursuant to and as of the date of this Agreement, as it may be updated pursuant to Section 5.12 and related provisions of Article 3 of this Agreement.
“Severance Costs” means the aggregate out-of-pocket amounts paid by Seller or its Subsidiaries in connection with the termination of employment of all Severed Business Employees (i) as set forth on Schedule 5.08(b) or (ii) as required pursuant to Applicable Law.
“Straddle Period” means any taxable period beginning before the Closing Date and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other entity or organization of which such Person (either alone or through or together with any other Subsidiary of such Person), owns, directly or indirectly, a majority of the stock or other equity interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such entity or organization.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever and however paid or collected, including any interest, penalty, or addition thereto imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign).
“Tax Claim” means any Claim with respect to Taxes.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Technology” means software (including source and object codes), software tools, user interfaces, scripts, computer hardware, network equipment, databases, data files, and related documentation.
“Traffic Agreement” means the commercial agreement to be entered into by the Parties concurrently herewith in the form attached hereto as Exhibit F.
“Transferred Employees” means those Business Employees who accept Buyer’s offer of employment and commence employment with Buyer and/or one of its Subsidiaries on the first day following the Closing Date.
“Transition Services Agreement” means the Transition Services Agreement to be entered into by the Parties concurrently herewith in the form attached hereto as Exhibit D.
“Transition Services Technology Assets” means the assets that are related to the services to be provided by Seller under the Transition Services Agreement.
“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended, and any similar state equivalent law or regulation.
(a) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Agreement	Preamble
Advertising Restriction	5.14	(a)
Allocation	2.05	(e)
Allocation Dispute Notice	2.05	(e)
Apportioned Obligations	5.09	(b)
Assigned Business Books and Records	2.01	(c)
Assigned Contracts	2.01	(b)
Assigned Prepayments	2.01	(f)
Assumed Liabilities	2.03

Term	Section

Business Advertising Agreements	5.14	(a)
Business Content License Agreements	5.14	(a)
Business IPR Agreements	3.12	(b)
Business Real Property	2.02	(d)
Business Subsidiary	Recitals
Buyer	Preamble
Buyer Deductible	7.02	(b)(X)
Buyer Fundamental Representations	7.01
Buyer Restricted Person	5.11	(c)
Buyer Warranty Breach	7.02	(b)
Claim	7.03	(a)
Claim Dispute Notice	7.03	(b)
Closing	2.06
Competing Proposal or Inquiry	5.07	(a)
Confidentiality Agreement	5.05
Content Restriction	5.14	(a)
Continuation Coverage	5.08	(e)
Employee IP Agreements	3.12	(i)
Excluded Assets	2.02
Excluded Liabilities	2.04
Exclusivity Agreement	5.05
General Business Development Distribution Agreements	5.14	(b)
General Content License Agreements	5.14	(b)
Indemnified Party	7.03	(a)
Indemnifying Party	7.03	(a)
Indemnity Cap	7.02	(a)(X)
Joint Independent Allocation Accountant	2.05	(e)
Key Employees	5.08	(g)
Material Contracts	3.08	(a)
Migration Event	2.07	(a)
Non-Assignable Asset	2.07	(b)
Officers’ Claim Certificate	7.03	(a)
Order	3.12	(d)
Party	Preamble
Parties	Preamble
Post-Closing Tax Period	5.09	(b)
Potential Contributor	7.06
Purchase Price	2.05	(a)
Purchased Assets	2.01
Purchased Materials	2.01	(d)
Purchased Software	2.07	(f)
Purchased Tangible Assets	2.01	(e)
Required Consents	3.05

Term	Section

Restricted Business	5.11	(a)
Retention Payment Invoices	5.08	(b)
Retention True Up Payment	5.08	(b)
Seller	Preamble
Seller Deductible	7.02	(a)
Seller Fundamental Representations	7.01
Seller Restricted Person	5.11	(b)
Seller Retained Names	2.02	(c)
Seller Warranty Breach	7.02	(a)
Settlement Guidelines	7.04	(a)
Severed Business Employee	5.08	(a)
Termination Date	8.01	(b)
Third Party Claim	7.04	(a)
Transfer Taxes	5.09	(c)
Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Whenever words such as “consent”, “agreed” or words of similar import are used as between the Parties or by one Party with respect to the other Party they shall be deemed to be followed by the words “in writing.” References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

ARTICLE 2
Purchase and Sale
Section 2.01. Purchase and Sale. Except as otherwise provided herein, upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase, acquire and accept from Seller and Business Subsidiary and Seller agrees to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer at the Closing, free and clear of all Liens, other than Permitted Liens, all of Seller’s and Business Subsidiary’s right, title and interest in, to and under the following, to the extent the same shall exist immediately prior to the Closing (the “Purchased Assets”):
(a) all Purchased Intellectual Property Rights and Purchased Technology Assets (including all source code and engineering and other technical documentation relating to such Purchased Technology Assets);
(b) all Contracts listed on Schedule 2.01(b) (the “Assigned Contracts”);
(c) (i) all data, records, files, manuals, and other documentation primarily related to or necessary for Seller’s or Business Subsidiary’s ownership, maintenance, use and/or exploitation of the Purchased Assets including: (A) material studies, reports, correspondence and other similar material documents and records primarily related to the Purchased Assets (other than the Purchased Technology Assets), whether in electronic form or otherwise; (B) to the extent required under Applicable Law, copies of personnel records of Transferred Employees and (C) all patent file histories for the Registered Purchased Intellectual Property Rights; (ii) all business information, tangible or intangible, exclusively used in connection with the Purchased Technology Assets; and (iii) all customer and supplier lists, distribution lists, sales and promotional literature and customer and supplier correspondence Exclusive to the Business; provided however, that (1) with respect to any such books and records set forth in clause (i), (ii) or (iii) that also relate to or are also required for the operation of the assets and businesses retained by Seller or its Subsidiaries, Seller may retain the originals of such books and records and deliver, or cause to be delivered, copies thereof to Buyer and redact from any such books and records any information that is not primarily or exclusively related to the Purchased Assets or the Business, as applicable, pursuant to this Section 2.01(c), (2) with respect to Tax Returns, Purchased Assets shall include only copies of all existing Tax Returns required to be disclosed or shared pursuant to Sections 3.19 or 5.09 of this Agreement and (3) all books, documents, records and files prepared in connection with or relating to the transactions contemplated by this Agreement and the Ancillary Agreements, including correspondence received from other parties and strategic, financial or Tax analyses relating to the divestiture of the Purchased Assets and the Assumed Liabilities, shall be excluded (the “Assigned Business Books and Records”);
(d) all categories of Materials listed on Schedule 2.01(d) (the “Purchased Materials”);
(e) all tangible personal property, assets and interests therein, if any, listed on Schedule 2.01(e) (the “Purchased Tangible Assets”);
(f) all prepaid expenses, if any, listed on Schedule 2.01(f) (the “Assigned Pre-

Payments”); and
(g) all goodwill associated with the Purchased Assets, but excluding any goodwill (i) associated with the Seller Retained Names, including any goodwill related to Seller Retained Names that have been combined with or otherwise used in connection with the Trademarks and Domain Names included in the Purchased Technology Assets, (ii) related to the Excluded Assets and (iii) related to the functionality and services provided by Seller generally, used in or related to any other businesses of Seller and its Subsidiaries, or otherwise not specific to the Business.
Section 2.02. Excluded Assets. Other than the Purchased Assets subject to Section 2.01, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller or its Subsidiaries, and all such other assets and properties shall be excluded from the Purchased Assets (the “Excluded Assets”). Excluded Assets include the following assets and properties of Seller and its Subsidiaries:
(a) all of Seller’s or its Subsidiaries’ accounts receivable, cash and cash equivalents related to or generated by the Business through 11:59 p.m. Pacific time on the day immediately preceding the Closing Date;
(b) insurance policies of Seller and all rights to applicable claims and proceeds thereunder;
(c) the Domain Names, Trademarks and other names used by Seller or any of its Subsidiaries (i) in its or their respective businesses (other than the Business), including any such Trademarks that have been used in connection with any Trademarks included in the Purchased Intellectual Property Rights or (ii) that otherwise incorporate the Seller brand name, whether or not used in the Business or in combination or connection with the HotJobs name (the “Seller Retained Names”);
(d) the real property and leases of, and other interests in, real property, in each case together with all buildings, fixtures and improvements erected thereon, used in connection with the Business (“Business Real Property”);
(e) all books, records, files and papers (including personnel records), as well as all minute books and corporate records of Seller and its Subsidiaries, other than Assigned Business Books and Records;
(f) all assets under any Seller Benefit Plans attributable to or relating to any employees of the Business, whether or not Business Employees;
(g) any refunds, credits, carryforwards or benefits (or rights thereto) relating to Taxes that constitute Excluded Liabilities;
(h) assets necessary for Seller or its Subsidiaries to provide the services under the Transition Services Agreement (other than the Purchased Assets);
(i) all assets, rights and properties used by Seller or its Subsidiaries in services and businesses other than the Business, including search and advertising functions, services and businesses (other than Job Exclusive Search and the Purchased Assets);
(j) all Generally Available Technology;
(k) all general and administrative services provided by Seller or its Subsidiaries to the Business, as well as intercompany Indebtedness, intercompany balances or other similar financing or accounting arrangements between Seller or its Subsidiaries and the Business (including Business Subsidiary); and
(l) assets specifically listed on Schedule 2.02(l).
Section 2.03. Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the time of the Closing, to assume the following Liabilities of Seller and Business Subsidiary (the “Assumed Liabilities”):
(a) all Liabilities that arise out of or relate to Buyer’s (or any of its Affiliates’) ownership or operation of the Purchased Assets and the Business (and related to periods) after the Closing;
(b) all Liabilities that arise out of or relate to the use or exercise of rights by Buyer, its Affiliates or their sublicensees of or under the IP License Agreement or the Transition Services Agreement, except as set forth in such agreements;
(c) all Liabilities arising under or relating to the Assigned Contracts that, by the term of the applicable Contract, arise after the Closing, relate to periods following the Closing and are to be observed, paid, performed or discharged, as the case may be, in each case by Buyer or any of its Affiliates at any time after the Closing Date;
(d) all Liabilities for Taxes for which Buyer is liable pursuant to Sections 5.09(b) and 5.09(c);
(e) all Liabilities of Buyer or its Affiliates relating to employee benefits, compensation or other arrangements with respect to any Business Employee; and
(f) all retention bonuses payable under the Retention Arrangements to Business Employees after the Closing Date and Buyer’s indemnification obligations to Seller pursuant to Section 5.08(c).
Section 2.04. Excluded Liabilities. Notwithstanding any provision in this Agreement to the contrary, Buyer is assuming only the Assumed Liabilities and, subject to Section 2.03 in all respects, is not assuming any other Liability of Seller or its Subsidiaries (the “Excluded Liabilities”). Excluded Liabilities include the following:
(a) all Liabilities to the extent related to Excluded Assets (including intercompany arrangements referenced in Section 2.02(k));
(b) all Liabilities that arise out of Seller’s (or any of its Subsidiaries’) ownership or operation of the Purchased Assets and the Business (and related to periods) prior to the Closing, including all Liabilities arising out of any Proceeding relating to the Purchased Assets, in each case to the extent thereof;
(c) (i) all Liabilities for Pre-Closing Excluded Taxes (whether or not constituting a Permitted Lien) and (ii) all Liabilities for Taxes for which Seller is liable pursuant to Section 5.09(b) and 5.09(c);
(d) all Liabilities relating to employee benefits, compensation or other arrangements, whether prior to or following the Closing, with respect to any current or former employee of the Business, Seller or its Subsidiaries who does not become a Transferred Employee;
(e) all Liabilities of Seller or any of its Subsidiaries under or directly related to any Environmental Law or Environmental Permit applicable to the Business prior to the Closing or the Business Real Properties; and
(f) any Pre-Migration Job Seeker Data, other than Buyer’s Liabilities in connection with Pre-Migration Job Seeker Data as set forth in the Transition Services Agreement (or the Vendor Master Terms and Conditions and related statement of work attached thereto).
Section 2.05. Purchase Price; Allocation of Purchase Price. (a) The consideration for the Purchased Assets shall be $225,000,000 in cash, without interest (the “Purchase Price”).
(b) With respect to the acquisition of the Purchased Assets, Seller shall prepare an allocation of the Purchase Price (plus Assumed Liabilities to the extent properly taken into account under the Code and the Treasury Regulations) among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or foreign law, as appropriate) (the “Allocation”), and Seller shall deliver such Allocation to Buyer as soon as practicable after the Closing Date. Buyer shall within 30 calendar days of receipt of the Allocation notify Seller in writing that it is in agreement with the Allocation, or alternatively of any reasonable objections that Buyer has to the Allocation. In the event that Buyer objects to Seller’s proposed Allocation and the Parties cannot, acting in good faith and using commercially reasonable efforts, subsequently agree in writing on a mutually satisfactory Allocation within 90 calendar days after the delivery of the Allocation to Buyer, either Party may deliver written notice to the other Party electing to refer the matter for determination to the Independent Accountant (the “Allocation Dispute Notice”). The determination of such Independent Accountant shall be final and binding on the Parties hereto and the fees and expenses of the Independent Accountant for matters pursuant to this Section 2.05(b) shall be borne equally by the Parties. Notwithstanding the foregoing, at or prior to the delivery of any Allocation Dispute Notice, in the event the Independent Accountant no longer remains a firm of independent certified public accountants of national standing which has not engaged in material audit services for either Party in the two calendar years preceding the date hereof (unless such requirement is waived by both Parties in writing), or declines to perform the duties of Independent Accountant hereunder, then (i) the Parties shall mutually agree in writing on the appointment of an alternate firm of independent certified public accountants which shall be deemed the Independent Accountant for all purposes of this Section 2.05(b) or (ii) if the Parties cannot mutually agree on such appointment, each Party shall designate its own firm of certified public accountants (each a “Joint Independent Allocation Accountant”). The responsibilities and obligations of the Joint Independent Allocation Accountants shall be the same as those required by the initial Independent Accountant pursuant to this Section 2.05(b); provided, (i) each Party shall use commercially reasonable efforts to cause its Joint Independent Allocation Accountant to, within five Business Days following the date of the Allocation Dispute Notice, appoint a third firm of independent certified public accountants of national standing which shall determine the final Allocation and such determination shall be final and binding on the Parties hereto, (iii) the fees and expenses of the respective Joint Independent Allocation Accountant of each Party for matters pursuant to this Section 2.05(b) shall be borne by the Party that retains such accounting firm and (iv) the fees and expenses of the third accounting firm for matters pursuant to this Section 2.05(b) shall be borne equally by the Parties. Following final determination of the Allocation pursuant to the terms of this Section 2.05(b), Buyer and Seller shall (i) act in accordance with the Allocation in filing of all Tax Returns (including in the filing of Form 8594 with their United States federal income Tax Return for the taxable year that includes the Closing Date) and in the course of any Tax audit, Tax review or Tax litigation relating thereto and (ii) take no position and cause their Affiliates to take no position inconsistent with the Allocation for all Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Not later than thirty calendar days prior to the filing of their respective Forms 8594 relating to this transaction, each Party shall deliver to the other Party a copy of its Form 8594. To the extent required by Applicable Law, the Allocation shall be revised to reflect any adjustment of the Purchase Price pursuant to this Agreement.
Section 2.06. Closing. The closing (the “Closing”) of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Dechert LLP in New York, New York, as soon as possible, but in no event later than five Business Days, after satisfaction or waiver of the conditions set forth in Article 6 (other than conditions that by their nature are to be satisfied at the Closing), or at such other time or place as Buyer and Seller may agree in writing. If the Closing would otherwise occur during the third month of any fiscal quarter of Seller, notwithstanding the foregoing, the Parties shall mutually agree in writing on an alternative date not occurring in such month for the Closing. At the Closing: (a) Buyer shall deliver to Seller (for the account of Seller and on behalf of Business Subsidiary) the Purchase Price to the bank account designated by Seller in writing at least three Business Days prior to the Closing and (b) the Parties hereby agree to deliver, or cause to be delivered, such documents, certificates of officers and other instruments as are set forth in Article 6 hereof and as may reasonably be required to effect the transfer by Seller and by Business Subsidiary of the Purchased Assets and Assumed Liabilities pursuant to and as contemplated by this Agreement, as well as effect the other transactions contemplated hereby and pursuant to the Ancillary Agreements. The Closing shall be deemed to have occurred at 12:01 a.m. Pacific time on the Closing Date.
Section 2.07. Conveyances and Assumptions; Further Assurances; Accounts Receivable Collections. (a) Notwithstanding anything to the contrary contained in this Agreement, no ownership or right to use Pre-Migration Job Seeker Data shall transfer to Buyer unless and until a Migration Event has occurred with respect to such data. For purposes of this Agreement, “Migration Event” means, as applicable to each Job Seeker following the Closing, (i) the notification of the change of ownership of the Site, (ii) the invitation to such Job Seeker to become a Buyer user with respect to such data and (iii) acceptance of such invitation by “opting in” to the transfer of ownership of applicable Pre-Migration Job Seeker Data from Seller to Buyer pursuant to procedures as agreed by the Parties in connection with the Transition Services Agreement and the Data Migration Project Plan thereunder.
(b) Notwithstanding anything to the contrary contained in this Agreement but subject in all respects to Section 2.07(a), to the extent that the sale, assignment, transfer, conveyance or delivery or attempt thereof to Buyer of any asset that would be a Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom is prohibited by any Applicable Law or would require any Governmental Authority or third party authorizations, approvals, consents or waivers (a “Non-Assignable Asset”, which shall in no event include Pre-Migration Job Seeker Data), and the same shall not have been obtained prior to the Closing, the Parties shall use their commercially reasonable efforts, and cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers; provided, however, that none of Seller or Buyer or any of their respective Affiliates shall be required to pay any consideration therefor, other than filing, recordation or similar fees, which shall be shared equally by Seller and Buyer. Subject to the matters set forth on Schedule 2.07(b), pending such authorization, approval, consent or waiver, the Parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to Buyer the benefits of use and any related obligations of such Non-Assignable Asset and to Seller or Business Subsidiary the benefits, including any indemnities, that would have been obtained had the Non-Assignable Asset been conveyed to Buyer at Closing. Once authorization, approval, consent or waiver for the sale, assignment, transfer, conveyance or delivery of any such Non-Assignable Asset is obtained, Seller shall or shall cause Business Subsidiary to, assign, transfer, convey and deliver such asset, claim, right or benefit to Buyer at no additional cost, other than filing, recordation or similar fees, which shall be shared equally by Seller and Buyer. Subject to the matters set forth on Schedule 2.07(b), to the extent that any such material Non-Assignable Asset cannot be transferred or the full benefits of use of any such material Non-Assignable Asset cannot be provided to Buyer following the Closing pursuant to this Section 2.07(b), then Buyer and Seller shall enter into such commercially reasonable arrangements (including sublicensing or subcontracting) to provide to the Parties hereto the economic equivalent and, in Seller’s sole discretion the commercially reasonable operational equivalent, of obtaining such authorization, approval, consent or waiver and the performance by Buyer of the obligations thereunder, each to the extent permitted and taking into account related Tax and other applicable costs and benefits. Seller shall use commercially reasonable efforts to hold in trust for and pay to Buyer promptly upon receipt thereof, all income, proceeds and other monies received by Seller or Business Subsidiary in connection with respective use of any Non-Assignable Asset (net of any Taxes and any other costs imposed upon Seller or Business Subsidiary) in connection with the arrangements under this Section 2.07(b). Buyer shall reimburse Seller promptly for all reasonable and documented out-of-pocket costs and obligations incurred by Seller or Business Subsidiary (net of any Taxes and any other benefits received by Seller or Business Subsidiary) in connection with Seller’s or Business Subsidiary’s use of any Non-Assignable Asset in connection with the arrangements under this Section 2.07(b).
(c) Buyer or Seller may request that the Parties consider appropriate revisions to the

Purchased Assets, Licensed IP Rights or Licensed Technology Assets, and, with respect to clause (i) below, Assumed Liabilities and the Business Employees:
(i) between the date hereof and Closing, in order to revise such lists or update such assets and liabilities to account for applicable changes in the Ordinary Course consistent with the terms of this Agreement and the Ancillary Agreements; provided that (A) all such changes are requested and mutually agreed in writing no later than five Business Days prior to the Closing and (B) with respect to Assigned Contracts, Purchased Tangible Assets (if any) and Assigned Pre-Payments (if any), the Parties hereby agree that such lists shall automatically be deemed (without requiring the consent or request of any Party) not to include applicable Purchased Assets that are no longer in effect, owned or in existence as of the Closing, to the extent such changes (including terminations pursuant to the lapse or non-renewal of the then-current term of any Assigned Contract) are consistent with the terms of this Agreement and the Ancillary Agreements; and
(ii) such that material Technology and Materials, and Copyrights related thereto, Patents, Trademarks, Domain Names and other types of Purchased Assets not included in such categories as of the date hereof, are included or deemed included as of the Closing; provided that (A) with respect to Patents, Trademarks, and Domain Names, all such changes must be requested and mutually agreed in writing no later than the fifth Business Day prior to Closing and (B) with respect to Technology and Materials, and Copyrights related thereto, and all other types of Purchased Assets, all such changes must be requested and mutually agreed in writing no later than three months following Closing.
The non-requesting Party shall consider and accommodate, as appropriate (or cause to be considered and accommodated, as appropriate) any such request in good faith to the extent reasonably requested, taking into account (i) the extent to which any asserted inaccurately categorized or omitted asset, right or property is (A) Exclusive to or material to the operation of the Business or (B) used by Seller in its services and businesses other than the Business, including its search and advertising functions (other than Job Exclusive Search) and (ii) the general methodology used by the Parties as of the date hereof in connection with determination of the lists and categorization of Purchased Assets, Assumed Liabilities, Licensed IP Rights or Licensed Technology Assets. Notwithstanding the foregoing, and for the avoidance of doubt, any changes described in clause (i)(B) of this Section 2.07(c) with respect to terminations pursuant to the lapse or non-renewal of the then-current term of any Assigned Contract shall happen automatically and without the need for consideration by the Parties.
(d) Subject to this Section 2.07 and the Ancillary Agreements, Buyer and Seller each hereby agree, without further consideration, to execute and deliver, following the Closing, and to cause their Subsidiaries to execute and deliver as applicable, such other instruments of transfer and take such other commercially reasonable action as each of Buyer or Seller (or respective counsel) may reasonably request (including any actions necessary to record with the appropriate Governmental Authority the assignment to Buyer of the Purchased Intellectual Property Rights) in order to (i) transfer to Buyer the Purchased Assets and Assumed Liabilities and (ii) maintain with Seller or the Business Subsidiary the Excluded Assets and Excluded Liabilities, each in accordance with this Agreement. Buyer and Seller each hereby agree, without further consideration, to take, or cause to be taken, such other commercially reasonable action following the Closing and execute and deliver, or cause to be executed and delivered, such other commercially reasonable documents as Buyer or Seller (or respective counsel) may reasonably request in order to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.
(e) Without limiting the generality of Section 2.07(d), from and after the Closing, Seller, Business Subsidiary and/or their designee, shall at all times have the right and authority to collect for Seller’s or Business Subsidiary’s account, all Excluded Assets set forth in Section 2.02(a) and Buyer shall, within 15 Business Days after receipt of any payment in respect of any such Excluded Assets, deliver and/or remit to Seller any documents, cash or checks received on account of or otherwise relating to any such Excluded Assets. Seller and Business Subsidiary shall, within 15 Business Days after receipt of any payment in respect of any Purchased Assets constituting accounts receivable generated by Buyer after the Closing, deliver and/or remit to Buyer any documents, cash or checks received on account of or otherwise relating to any such accounts receivable.
(f) With respect to any Purchased Assets that are computer software or are otherwise determined to constitute “prewritten programs” within the meaning of the California Sales and Use Tax Regulations (collectively, the “Purchased Software”), Buyer and Seller shall (and, to the extent appropriate, Seller shall cause Business Subsidiary to) take all steps necessary to ensure that the transfer of the Purchased Software is not subject to California sales or use Tax, including transferring the Purchased Software either (i) by remote telecommunications (where Buyer does not obtain possession of any tangible personal property, such as storage media, in connection with the transfer) or (ii) by Seller (and, to the extent appropriate, Business Subsidiary) installing the Purchased Software on Buyer’s computers without providing any storage media to Buyer in connection with the transfer.
ARTICLE 3
Representations and Warranties of Seller
Except as set forth in the Seller Disclosure Schedule, Seller makes the following representations and warranties to Buyer. The Parties agree that the disclosure of any fact or item (i) in a particular section of the Seller Disclosure Schedule shall only be deemed to be disclosure with respect to (A) the representations and warranties of Seller that are contained in the corresponding section of this Agreement and (B) any other representation or warranty of Seller that is contained in this Agreement, but only if the relevance of such disclosure to such representation or warranty is reasonably apparent on its face and (ii) shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein, and the mere inclusion of an item in the Seller Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item is a Business Material Adverse Effect.

Section 3.01. Corporate Existence and Power. Seller and Business Subsidiary (i) are corporations duly incorporated, validly existing and in good standing under the laws of Delaware and (ii) have all corporate powers, corporate authority and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and assets and to carry on the Business, except for those licenses, authorizations, permits, consents and approvals the absence of which is not a Business Material Adverse Effect. Business Subsidiary is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except in such jurisdictions where the failure to be so qualified is not a Business Material Adverse Effect. No licenses, permits, authorizations or approvals from any Governmental Authority have been issued to Seller or any of its Subsidiaries that are Exclusive to the Business.
Section 3.02. Corporate Authorization. The execution, delivery and performance by Seller of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby are within Seller’s corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. This Agreement constitutes, and each Ancillary Agreement to which Seller, or Business Subsidiary as applicable, is a party when executed will constitute, a legal, valid and binding agreement of Seller or Business Subsidiary, enforceable against Seller or Business Subsidiary in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
Section 3.03. Governmental Authorization. The execution, delivery and performance by Seller, or Business Subsidiary as applicable, of this Agreement, the Ancillary Agreements, the Traffic Agreement and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act or any foreign Applicable Law relating to competition or antitrust matters, (ii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other state or federal securities laws, (iii) compliance with the WARN Act and (iv) any such action or filing as to which the failure to make or obtain is not a Business Material Adverse Effect.
Section 3.04. Noncontravention. The execution, delivery and performance by Seller, or Business Subsidiary as applicable, of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not (i) contravene, conflict with, or result in a violation of the certificate of incorporation, bylaws or similar governing documents of Seller or Business Subsidiary, (ii) assuming compliance with the matters referred to in Section 3.03(i)-(iii), violate any material Applicable Law applicable to the Business or the Purchased Assets, (iii) assuming the Required Consents are obtained, constitute a default (with or without notice or lapse of time, or both) under or give rise to any right of termination, modification, cancellation or acceleration of any right or obligation or to a loss of any benefit relating to the Purchased Assets to which Seller or Business Subsidiary is entitled under any provision of any agreement or other instrument binding upon Seller or Business

Subsidiary or (iv) result in the creation or imposition of any Lien on any Purchased Asset, with such exceptions, in the case of each of clauses (iii) and (iv), as is not a Business Material Adverse Effect.
Section 3.05. Required Consents. Section 3.05 of the Seller Disclosure Schedule sets forth, subject to update as of the Closing Date pursuant to Section 5.12 of this Agreement, each written agreement or other instrument binding upon Seller, Business Subsidiary or the Purchased Assets and material to the Business requiring a consent or other material action by any Person as a result of the execution, delivery and performance of this Agreement and the Ancillary Agreements (the “Required Consents”).
Section 3.06. Subsidiaries; Title; Sufficiency of Purchased Assets. (a) The entire authorized, issued and outstanding capital stock of Business Subsidiary consists of 1,000 shares of common stock, par value $0.001 per share, all of which are directly owned by Seller.
(b) Business Subsidiary has no subsidiaries or other equity, partnership or other interest in any Person or any agreements to acquire the same. Business Subsidiary is not a party to any partnership, joint venture, limited liability company, association, trust, unincorporated association or similar agreement or arrangement.
(c) Seller and its Subsidiaries own, are in possession of, and have good title to each of the Purchased Assets and each of the Licensed IP Rights and Licensed Technology Assets that they purport to own and valid license rights to each of the Licensed IP Rights and Licensed Technology Assets that they purport to license, in each case free and clear of all Liens other than Permitted Liens and non-exclusive licenses granted by Seller to vendors, customers and partners in the Ordinary Course. Buyer acknowledges and agrees that the foregoing is not intended by either Party to address issues of infringement of third-party rights, which are addressed in Section 3.12 of this Agreement.
(d) To Seller’s knowledge, the (i) Purchased Assets, (ii) Licensed Technology Assets, (iii) Transition Services Technology Assets, (iv) Licensed IP Rights, (v) Generally Available Technology, (vi) services provided under the Transition Services Agreement and (vii) Intellectual Property Rights related to (ii), (iii), (v) and (vi) are, as of the date hereof, and immediately following the Closing will be, sufficient for the operation of the Business in all material respects as it has been conducted by Seller without giving effect to (A) any changes in the conduct of the Business by, or caused by, Buyer or its Affiliates or (B) any effect on the Business arising from or relating to Buyer’s or its Affiliates’ business, assets, Contracts or other obligations. Buyer acknowledges and agrees that the foregoing is not intended by either Party to address issues of infringement of third-party rights, which are addressed in Section 3.12 of this Agreement.
(e) The Purchased Tangible Assets, if any, are in good operating condition and repair, except for ordinary, routine maintenance and repairs that are not material in nature or cost.
Section 3.07. Business Financials; No Undisclosed Liabilities; No Business Material Adverse Effect; Absence of Changes. (a) Attached to Section 3.07(a) of the Seller Disclosure Schedule is a correct copy of the Business Financials. The Business Financials were prepared in accordance with the books and records of the Business and the Business Subsidiary and fairly present, in all material respects, the financial condition and results of operations of the Business and the Business Subsidiary, as applicable, as of the dates thereof or the periods then ended, in each case on the basis described therein, subject to normal year-end adjustments, the omission of footnotes and Business Pro-Forma Adjustments.
(b) Neither the Business nor Business Subsidiary has any material Liabilities (individually or in the aggregate), other than (i) Liabilities reflected, reserved against or otherwise disclosed in the Interim Financial Statements, (ii) Liabilities set forth on Section 3.07(b) of the Seller Disclosure Schedule and (iii) Liabilities incurred in the Ordinary Course since the date of the Interim Financial Statements. Other than insurance policies under which Seller or its Affiliates are beneficiaries, any guarantees, warranties, indemnities and similar rights in favor of Seller or any of its Subsidiaries related to the Assigned Contracts are included in the Assigned Contracts.
(c) Since December 31, 2008, there has not been a Business Material Adverse Effect.
(d) Between June 30, 2009 and the date hereof, (i) the Business has been conducted in all material respects in the Ordinary Course and (ii) neither Seller nor Business Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Sections 5.01(b)(i), (ii), (iii), (v), (vii), (viii), (x), (xi), (xii), (xiii), (xiv), (xv) or (xvii).
Section 3.08. Material Contracts. (a) Section 3.08 of the Seller Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each Contract (i) to which Business Subsidiary is a party, (ii) under which the Business derives, grants or forbears any material rights and (iii) each other Contract Exclusive to the Business (other than Excluded Assets), that in each case: (A) contains non-competition or exclusivity covenants restricting the conduct of the Business or contains a “most favored nations” provision related to the Business, (B) involves an estimated total future payment or payments in excess of $250,000 directly to or in connection with the Business; (C) has a duration of five years or greater and is not otherwise terminable by Seller or Business Subsidiary upon 90 or fewer calendar days notice, (D) is a capital lease, conditional sale or title retention agreement, (E) provides for any loan or advance to, or investment in, any Person, other than trade payables in the Ordinary Course, (F) requires Seller or any of its Subsidiaries to provide for indemnification or contribution with respect to any matter, other than customer or vendor contracts in the Ordinary Course, (G) is a joint venture, partnership or other similar Contract, (H) provides for the purchase or license of services or other assets providing for either (1) annual payments by Seller or its Subsidiaries of $250,000 or more or (2) aggregate payments by Seller or its Subsidiaries of $250,000 or more, each with respect to the Business, (I) is a customer, sales, distribution or other similar agreement providing for the sale or license by Seller or its Subsidiaries of services or other assets that provides for (1) annual payments to Seller or its Subsidiaries of $250,000 or more or (2) aggregate payments to Seller or its Subsidiaries of $250,000 or more, each with respect to the Business, (J) relates to the acquisition or disposition of any material assets of the Business since December 31, 2006 and (K) relates to Indebtedness of the Business in excess of $250,000 (each of Contracts listed in the foregoing clauses (A) — (K), the “Material Contracts”).

(b) Seller has made available to Buyer or its counsel copies of all written Material Contracts and, if any, accurate written descriptions of all material terms of all oral Material Contracts. Each Material Contract is a valid and binding agreement of Seller or its Subsidiaries, as the case may be, and is in full force and effect (subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies), and none of Seller or its Subsidiaries or, to the knowledge of Seller, any other party thereto is in material default or breach of any of the terms of any such Material Contract. Since December 31, 2008, none of Seller or any of its Subsidiaries has received written notice, in accordance with the notice provision, if any, of such Material Contract, of the intention of any Person to terminate any Material Contract (other than with respect to the lapse or non-renewal of the then-current term of any Material Contract pursuant to the terms thereof).
Section 3.09. Litigation. Section 3.09 of the Seller Disclosure Schedule sets forth, subject to update as of the Closing Date pursuant to Section 5.12 of this Agreement, a true and complete list of all current Proceedings pending or, to the knowledge of Seller, threatened in writing since December 31, 2006, arising out of or related to the operation of the Business against Seller or against Business Subsidiary or relating to any of the Purchased Assets and which (i) if determined adversely would reasonably be expected to result in a Liability of more than $750,000 (whether or not insured), (ii) seek any material injunctive relief or (iii) seek any legal restraint on or prohibition against or material Damages in respect of the transactions contemplated by this Agreement and the Ancillary Agreements. There is no Proceeding pending against, or to the knowledge of Seller, threatened in writing, arising out of or related to the operation of the Business against Seller or against Business Subsidiary or relating to any of the Purchased Assets which is a Business Material Adverse Effect. Neither Seller nor Business Subsidiary is in default with respect to any material order, writ, injunction, decree, ruling or decision of any Governmental Authority that is applicable to the Purchased Assets or the operation of the Business. There is no material Proceeding by Seller or Business Subsidiary related to the Purchased Assets or the operation of the Business and currently pending or which Seller or Business Subsidiary intends to initiate.
Section 3.10. Compliance with Laws. (a) The Business has been, since December 31, 2006, and currently is being conducted in compliance in all material respects with all Applicable Laws, other than any non-compliance that has not had, or does not currently have, a significant impact on the Business, (b) none of Seller or any of its Subsidiaries has received, since December 31, 2006, any notice from any Governmental Authority specific to the Business alleging any violation in any material respect under any Applicable Law, other than allegations Seller has, in good faith, investigated and determined are without merit and (c) the Business and Business Subsidiary have all material Governmental Authorizations necessary for the conduct of the Business.
Section 3.11. Business Real Properties. Section 3.11 of the Seller Disclosure Schedule sets forth a true and complete list of all real property Exclusive to the Business which Seller or its Subsidiaries own, lease, operate or sublease, the number of persons and general activity related to the Business at each such location.

Section 3.12. Intellectual Property. (a) Section 3.12(a) of the Seller Disclosure Schedule contains, as of the date hereof, a true and complete list of all Registered Purchased Intellectual Property Rights, in each case listing, as applicable, (i) the name of the applicant/registrant and/or current owner, (ii) the jurisdiction where the application/registration is located (and, for Domain Names, the applicable registrar), (iii) the application or registration number, (iv) the filing date and/or issuance/registration/grant date (to the extent available) and (v) the prosecution status. Seller or one of its Subsidiaries is listed in the records of the appropriate Governmental Authority as the sole owner of each item of Registered Purchased Intellectual Property Rights.
(b) Section 3.12(b) of the Seller Disclosure Schedule contains, as of the date hereof, a true and complete list of (i) all agreements under which Seller and its Subsidiaries use or have the right to use any material Intellectual Property Rights owned by a third party which are used Exclusively in the Business (excluding: Employee IP Agreements; customer, content provider and advertiser agreements; and agreements related to Generally Available Technology) and (ii) all agreements under which Seller or any of its Subsidiaries has granted licenses or sublicenses to any third party to use any Purchased Intellectual Property Rights or Purchased Technology Assets ((i) and (ii) collectively, the “Business IPR Agreements”). Seller has provided true and complete copies of the Business IP Agreements.
(c) With respect to each item of Registered Purchased Intellectual Property Rights, (i) Seller is current in the payment of registration, maintenance and renewal fees, (ii) such item has been applied or registered for in compliance with Applicable Law; provided that, for the period prior to February 12, 2002, to the extent of Seller’s knowledge only, and (iii) no action must be taken with the United States Patent and Trademark Office, the United States Copyright Office or any applicable foreign Governmental Authorities to obtain, maintain, or renew such Registered Purchased Intellectual Property Rights within 90 calendar days following the date of this Agreement to the extent that a failure to make any such payment or take any such action described in clauses (i), (ii) or (iii) would result any Registered Purchased Intellectual Property Rights being rendered invalid or unenforceable.
(d) Taken together, the Purchased Intellectual Property Rights and the Intellectual Property Rights in the Purchased Technology Assets assigned to Buyer hereunder include (i) all Copyrights related to the material software and related documentation that are owned by Seller and Exclusive to the Business, (ii) all material Trademarks and Domain Names which are Exclusive to the Business, including all HotJobs Marks and HotJobs Domains; (iii) all the Patents owned by Seller that are Exclusive to the Business, (iv) all material trade secrets owned by Seller that are both Exclusive to the Business and are embodied in the Purchased Assets. To Seller’s knowledge, the (i) Purchased Intellectual Property Rights, (ii) the Licensed IP Rights, and (iii) the Intellectual Property in the Purchased Assets, Licensed Technology Assets, Transition Services Technology Assets, and services provided under Transition Services Agreement are, as of the date hereof, and immediately following the Closing will, comprise all Intellectual Property Rights of Seller necessary for the operation of the Business in all material respects as it has been conducted by Seller without giving effect to (A) any changes in the conduct of the Business by, or caused by, Buyer or its Affiliates or (B) any effects on the Business arising from or relating to Buyer’s or its Affiliates’ business, assets, Contracts or other obligations. Buyer acknowledges and agrees that the foregoing is not intended by either Party to address issues of infringement of third-party rights. None of the Purchased Technology Assets or Purchased Intellectual Property Rights are in escrow or are the subject of any judicial, administrative or arbitral order, award, decree, injunction, lawsuit, proceeding or stipulation (“Order”). Neither Seller nor any of its Subsidiaries are subject to any Order barring or limiting use of any Intellectual Property Rights in the Business.
(e) Since December 31, 2007, no Registered Purchased Intellectual Property Rights is or has been involved in any reissue or cancellation, or to Seller’s knowledge, any interference, reexamination, opposition or other proceeding, including any proceeding regarding invalidity or unenforceability, in the United States. To Seller’s knowledge, the Purchased Intellectual Property Rights are valid and enforceable in the United States or in the other jurisdictions in which they are registered.
(f) Since December 31, 2007, and to Seller’s knowledge since December 31, 2003, Seller has not received any written Third Party Claims (i) asserting that any product or service offered by the Business infringes any Intellectual Property Rights of such third Person, (ii) challenging Seller’s ownership of any Purchased Technology Assets or (iii) challenging Seller’s or its Subsidiaries’ ownership, or the validity or enforceability, of any Purchased Intellectual Property Rights.
(g) Neither Seller nor any of its Subsidiaries has issued any written claim since December 31, 2007 that any third Person is infringing or making material unauthorized use of, or has materially infringed or made unauthorized use of, the Purchased Intellectual Property Rights or the Purchased Technology Assets.
(h) To Seller’s knowledge, the Purchased Technology Assets as used by the Business immediately prior to the Closing and the operation of the Business as conducted by Seller immediately prior to the Closing do not infringe, misappropriate or violate the Intellectual Property Rights of any third party.
(i) Seller and its Subsidiaries have used and use commercially reasonable efforts to enforce policies requiring employees and contractors to execute proprietary information, confidentiality and assignment agreements (“Employee IP Agreements”). To Seller’s knowledge, all present and former employees and contractors of Seller involved in the development of Purchased Technology Assets material to the Business have signed such an agreement. Seller has taken commercially reasonable steps to protect its rights in and to its Trade Secrets that are material to the Business.
(j) Section 3.12(j) of the Seller Disclosure Schedule contains, as of the date hereof, a true and complete list of all material Open Source Software incorporated into, or linked to by Seller from, the Purchased Technology Assets.
(k) To Seller’s knowledge, no Purchased Technology Assets or Licensed Technology Assets contains any computer code or any other procedures, routines or mechanisms which are intended to (i) disrupt, disable or impair in any material way the operation of such Technology, or (ii) cause such Technology to damage or corrupt any data relating to the Business or clients of the Business, or otherwise interfere, with the material operation of the Business.

Section 3.13. Privacy and Data Security Matters. Seller and Business Subsidiary have in place, and use commercially reasonable efforts to enforce, appropriate written internal information security policies, that are published to Business Employees and which include guidelines for the use, processing, confidentiality and security of Seller, customer, employee and other confidential data of the Business consistent with Applicable Law and contractual commitments of Seller and Business Subsidiary. The practices of Seller and Business Subsidiary with regard to the collection, dissemination and use of data in connection with the Business are and have been in accordance in all material respects with published, Business-related privacy policies.
Section 3.14. Insurance Coverage. Section 3.14 of the Seller Disclosure Schedule contains, subject to update as of the Closing Date pursuant to Section 5.12 of this Agreement, a true and complete list of all material claims with respect to the Business, Purchased Assets or Assumed Liabilities made under any insurance policies covering Business Subsidiary or the properties, assets, employees, directors and operations of the Business in the two years immediately preceding the date of this Agreement. Seller has not received notice that any insurer under any such policy is denying, disputing or questioning liability with respect to any such claim or defending under a reservation of rights clause. All insurance policies covering Business Subsidiary or the properties, assets, employees, directors and operations of Business are maintained by Seller.
Section 3.15. Affiliate Transactions. There are no loans, leases or other agreements, understandings or continuing transactions with respect to or related to the Business, between Seller or any of its Subsidiaries, on the one hand, and any officer or director of Seller or any of its Subsidiaries or any Person that Seller believes is the owner of five percent or more of the outstanding equity of Seller in the aggregate or any respective family member or Affiliate of such officer, director or stockholder, on the other hand.
Section 3.16. Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement that may be payable by Buyer.
Section 3.17. Employees. (a) Section 3.17(a) of the Seller Disclosure Schedule sets forth, as of the date hereof, a true and complete list of the Business Employees, including name, job title/position, base wage or salary, employment start date (as recognized by Seller for the purposes of Seller Benefit Plans), employment status (i.e., part-time or full-time status and whether actively employed or not actively at work because of an authorized leave of absence), and work location, in each case, to the extent permitted to be disclosed under Applicable Law.
(b) The Business Employees set forth on Schedule 1.01(a), as of the date hereof and as updated pursuant to Section 2.07(c) prior to the Closing Date, include, as of such date, all employees employed by Seller or any Subsidiary who are primarily engaged in the conduct of the Business.
(c) Neither Seller nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization applicable to the Business. As of the date hereof, and since January 1, 2007: (i) to Seller’s knowledge, neither Seller nor any of its Subsidiaries is or has been the subject of any charge, complaint, or petition filed with any Governmental Authority asserting that Seller or any of its Subsidiaries, with respect to the Business, has committed an unfair labor practice or seeking recognition of any labor union or labor organization as collective bargaining representative on behalf of employees; (ii) there is not pending or, to Seller’s knowledge, threatened, nor has there been, any labor strike, labor dispute, work stoppage or slowdown, or lockout involving the Business; (iii) to Seller’s knowledge, no campaign to organize or seek to represent any employees of Seller or any of its Subsidiaries with respect to the Business is being or has been threatened or conducted by any labor union or labor organization; (iv) to Seller’s knowledge, Seller and each of its Subsidiaries are and have been in material compliance with all Applicable Law relating to labor relations and the terms and conditions of employment of any Transferred Employee; and (v) to Seller’s knowledge, the activities of the Business Employees and any former employee of Seller or any of its Subsidiaries with respect to the Business do not conflict with or constitute, and have not conflicted with or constituted, a breach of the terms of any employment agreement, intellectual property disclosure agreement, restrictive covenant agreement, or other agreement or obligation under which such employee is bound or obligated, and Seller has not received and is not aware of any allegation to such effect. There are no charges, grievances, claims or complaints pending, to the extent Seller has received notice thereof, or, to Seller’s knowledge threatened, by any Governmental Authority, employees, party or parties representing any such employees, or former employer of any current employee, against the Business, Seller, or any of its Subsidiaries with respect to any Transferred Employee before any court, arbitrator, or other tribunal.
(d) Any Seller Benefit Plan intended to be qualified under Section 401(a) of the Code now meets, and at all times since its inception has met, the requirements for such qualification and the related trusts are now, and at all times since their inception have been, exempt from taxation under Section 501(a) of the Code.
(e) No Seller Benefit Plan is, and neither Seller nor any of its ERISA Affiliates, or any predecessor of Seller or any ERISA Affiliate, sponsors, maintains, contributes to, or has sponsored, maintained, contributed to or incurred any liability (that has not been satisfied in full) to, (i) a “defined benefit plan” (as defined in Section 414 of the Code), (ii) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA), (iii) a “multiemployer plan” as defined in sections 4001(a)(3) and 3(37) of ERISA, or (iv) a plan subject to Part 3, Subtitle B of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.
(f) Except as expressly provided for in this Agreement, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement, either alone or in conjunction with any other payment, event or occurrence, will (i) result in any payment or benefit becoming due or payable, or required to be provided, to any Business Employee, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such Business Employee or (iii) result in the acceleration of the time of payment, vesting, exercisability or funding of any such benefit or compensation to be provided to any such Business Employee.

(g) Seller has complied with the notice and continuation coverage requirements of section 4980B of the Code and the regulations thereunder with respect to each Seller Benefit Plan that is a group health plan within the meaning of section 5000(b)(1) of the Code.
Section 3.18. Environmental Compliance. Except as would not be, individually or in the aggregate, material to the Business:
(i) (A) no notice, notification, demand, request for information, citation, summons or order has been received by Seller with respect to the Business or Business Real Properties Exclusive to the Business, (B) to Seller’s knowledge, no complaint has been filed against Seller or any Subsidiary with respect to the Business, (C) no penalty has been assessed against Seller or any Subsidiary with respect to the Business or Business Real Properties Exclusive to the Business, (D) no Proceeding is pending or, to Seller’s knowledge, is threatened against Seller or any Subsidiary with respect to the Business or Business Real Properties Exclusive to the Business that, in the case of each of clauses “(A)” through “(D),” relates to or arises out of any Environmental Law;
(ii) the Business is, and has at all times since January 1, 2006 been, in material compliance with all Environmental Laws and all Environmental Permits;
(iii) there are no liabilities or obligations of the Business or Business Real Properties Exclusive to the Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and, to Seller’s knowledge, there is no condition, situation or set of circumstances that would reasonably be expected to result in or be the basis for any such liability or obligation; and
(iv) there are no environmental reports, assessments or audits in Seller’s or any Subsidiary’s possession or control that have not been made available for review by Buyer concerning any of the Business Real Properties Exclusive to the Business.
For purposes of this Section 3.18, the term “Seller” shall include Business Subsidiary and any entity that is, in whole or in part, a predecessor of Seller, Business Subsidiary or any of its other Subsidiaries.
Section 3.19. Tax Matters. (a) Except as would not be, individually or in the aggregate, material to the Business, (i) all Tax Returns required to be filed through the date hereof with respect to Taxes levied upon the Purchased Assets have been timely filed, taking into account any extension of time to file that has been granted to, or obtained by or on behalf of, Seller or Business Subsidiary, (ii) the Tax Returns filed are true, complete and accurate in all respects, (iii) all Taxes shown to be payable on such Tax Returns have been paid and (iv) there are no Liens for Taxes (other than Permitted Liens) on any of the Purchased Assets.
(b) No material deficiency for Taxes levied upon the Purchased Assets has been claimed, proposed or assessed in writing by any Taxing Authority, which deficiency has not yet been settled or resolved, except for such deficiencies which are being contested in good faith and have been adequately provided for on the Business Financials.

Section 3.20. Customers and Suppliers. Section 3.20 of the Seller Disclosure Schedule sets forth a true and complete list of (i) the twenty-five largest customers (by revenues, but without disclosure of such revenues) of the Business, and (ii) the five largest vendors of the Business, in each case, during the year ended December 31, 2009. No customer that is not listed in Section 3.20 of the Seller Disclosure Schedule accounted for in excess of 3% of the revenues of the Business during the year ended December 31, 2009. As of the date hereof, no customer listed in Section 3.20 of the Seller Disclosure Schedule has, since January 1, 2009, (i) terminated (prior to the end of the then-current applicable term) or chosen not to renew its Contract(s) with or applicable to the Business or, to the knowledge of Seller, indicated in writing its intention to do so or (ii) reduced or limited in any material respect its purchases from the Business, or, to the knowledge of Seller, indicated in writing its intention to do so.
Section 3.21. No Other Representations. Except for the representations and warranties contained in this Article 3, neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of Seller. Buyer acknowledges that Seller makes no representation or warranty with respect to any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business or the future business and operations of the Business.
ARTICLE 4
Representations and Warranties of Buyer
Except as set forth in the Buyer Disclosure Schedule, Buyer makes the following representations and warranties to Seller. The Parties agree that the disclosure of any fact or item (i) in a particular section of the Buyer Disclosure Schedule shall only be deemed to be disclosure with respect to (A) the representations and warranties of Buyer that are contained in the corresponding section of this Agreement and (B) any other representation or warranty of Buyer that is contained in this Agreement, but only if the relevance of such disclosure to such representation or warranty is reasonably apparent on its face and (ii) shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein, and the mere inclusion of an item in the Buyer Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item is a Buyer Material Adverse Effect.
Section 4.01. Corporate Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers, all corporate authority and all material governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and assets and to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which is not a Buyer Material Adverse Effect.
Section 4.02. Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes, and each Ancillary Agreement to which Buyer is a party when executed by Buyer will constitute, a legal, valid and binding agreement of Buyer enforceable against Buyer in accordance with their terms subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
Section 4.03. Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement, the Ancillary Agreements, the Traffic Agreement and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act or any foreign Applicable Law relating to competition or antitrust matters, (ii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other state or federal securities laws, (iii) compliance with any applicable rules and regulations of the New York Stock Exchange and (iv) any such action or filing as to which the failure to make or obtain is not a Buyer Material Adverse Effect.
Section 4.04. Noncontravention. The execution, delivery and performance by Buyer of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not (i) contravene, conflict with, or result in a violation of the certificate of incorporation, bylaws or other organization documents of Buyer, (ii) assuming compliance with the matters referred to in Section 4.03, violate any material Applicable Law, (iii) require any consent or other action by any Person under, constitute a default (with or without notice or lapse of time, or both) under or give rise to any right of termination, modification, cancellation or acceleration of any right or obligation or to a loss of any benefit to which Buyer or its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Buyer or its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Buyer or its Subsidiaries, with such exceptions in the case of clauses (iii) and (iv) is not a Buyer Material Adverse Effect.
Section 4.05. Litigation. There is no Proceeding pending, or to the knowledge of Buyer threatened in writing, against Buyer or its Subsidiaries, nor is there any outstanding order, writ, injunction, decree, ruling or decision of any Governmental Authority that (i) calls into question Buyer’s authority or right to enter into this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby or (ii) would otherwise prevent or materially delay the transactions contemplated by this Agreement and the Ancillary Agreements.
Section 4.06. Finders’ Fees. Except for Stone Key Partners, LLC, Bank of America Merrill Lynch and Allen & Company LLC, whose fees and expenses will be paid by Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
Section 4.07. No Other Representations. Except for the representations and warranties contained in this Article 4, neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of Buyer. Seller acknowledges that Buyer makes no representation or warranty with respect to any projections, estimates or budgets delivered to or made available to Seller of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Buyer or the future business and operations of Buyer.
Section 4.08. Financing. Buyer has, and will have prior to and as of the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.
ARTICLE 5
Covenants
Section 5.01. Pre-Close Conduct. From the date hereof until the Closing Date, Seller shall, and shall cause Business Subsidiary to, (i) conduct the Business in the Ordinary Course and (ii) use its commercially reasonable efforts to preserve intact the business organizations and relationships with third parties and to keep available the services of the present employees of the Business. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as specifically set forth in Schedule 5.01 of the Seller Disclosure Schedule, as specifically contemplated or required by this Agreement, the Ancillary Agreements or the Traffic Agreement, or consented to by Buyer in writing (such consent not to be unreasonably withheld, conditioned or delayed):
(a) Seller shall, and shall cause Business Subsidiary to, in connection with the Business:
(i) maintain all material Purchased Assets in a manner substantially consistent with the Ordinary Course; and
(ii) continue the advertising, marketing and promotional activities, and pricing and purchasing policies, of the Business in the Ordinary Course; provided, however, that Seller or Business Subsidiary may take or refrain from taking any action in their sole discretion as reasonably deemed necessary or advisable to preserve, defend or enhance the competitive position of the Business in light of market developments between the date hereof until the Closing Date.
(b) Seller will not, and will cause Business Subsidiary not to:
(i) with respect to the Business, acquire (whether by merger, consolidation, or purchase) any material business entity or assets from any other Person;
(ii) with respect to Business Subsidiary, (A) amend its Certificate of Incorporation or Bylaws (whether by merger, consolidation or otherwise), (B) split, combine, subdivide, reclassify or redeem any shares of its capital stock; (C) issue, sell, pledge, transfer, dispose of or encumber any shares of its capital stock or securities convertible into or exchangeable for any such shares of capital stock, or any rights, warrants, options, calls or commitments to acquire or dispose of any such shares or other securities; (D) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof), or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, directly or indirectly, any equity of any Person; (E) acquire a material amount of assets from any other Person; (F) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (G) create, incur, assume or otherwise be liable with respect to any Indebtedness;
(iii) sell, lease, license, transfer, abandon, permit to lapse or otherwise dispose of any Purchased Assets except pursuant to existing contracts or commitments, or contracts or commitments entered into prior to Closing as permitted by this Agreement;
(iv) except in the Ordinary Course, incur, create or assume any Lien on any of the Purchased Assets, other than Permitted Liens;
(v) terminate (other than with respect to the lapse or non-renewal of the then-current term of each such Material Contract pursuant to the terms thereof), modify or amend in any material respect any Assigned Contract outside the Ordinary Course or waive or assign any material right under any Assigned Contract outside the Ordinary Course, whether existing as of the date hereof or entered into prior to Closing; provided, however, that Seller or Business Subsidiary may take any action in their sole discretion as reasonably deemed necessary or advisable to preserve, defend or enhance the competitive position of the Business in light of market developments between the date hereof until the Closing Date;
(vi) except in the Ordinary Course, enter into any Contract relating exclusively or primarily to the Business and that is intended to be an Assigned Contract requiring payment by Seller or its Subsidiaries in an amount in excess of $175,000 in any six-month period following the Closing or that is otherwise not terminable at the election of Seller or its Subsidiaries within 60 calendar days or less (it being agreed and understood that this clause (vi) shall not apply to employment matters covered by clauses (viii) and (ix) below);
(vii) other than in the Ordinary Course, (A) sell, pledge, factor or otherwise change in any material respect its policies and practices regarding accounts receivable of the Business, (B) fail to manage the working capital of the Businesses or (C) materially shorten or lengthen the payment cycles for accounts payable or accounts receivable of the Business; provided, however, that Seller or Business Subsidiary may take or refrain from taking any action in their sole discretion as reasonably deemed necessary or advisable to preserve, defend or enhance the competitive position of the Business in light of market developments between the date hereof until the Closing Date;
(viii) grant or agree to pay any bonus, severance or termination payment to, or enter into or renew or amend any employment agreement or severance agreement with, or increase in any manner the compensation or fringe benefits of any Business Employee, except (A) as may be required pursuant to commitments existing on the date hereof and set forth on Section 3.17(a) of the Seller Disclosure Schedule, (B) (x) for bonus payments, increases in compensation and changes to fringe benefits made in the Ordinary

Course, (y) for bonus payments, increases in compensation and changes to fringe benefits or severance arrangements made in a manner consistent with Seller’s corporate policies or initiatives affecting similarly situated employees of Seller, whether or not such employees are Business Employees or (z) for severance or termination arrangements meeting the criteria set forth in Section 5.01(b)(viii) of the Seller Disclosure Schedule and (C) for payments to be made under the Retention Arrangements as provided in Section 5.08(b) or as permitted pursuant to Schedule 5.08(c). Neither Seller nor its Subsidiaries shall hire any new employee (who would be a Business Employee) at an annual salary in excess of $100,000; provided that, Seller may hire at an annual salary in Seller’s sole discretion (X) at-will, non-officer Business Employees to fill vacancies that may from time to time arise in the Ordinary Course and (Y) up to 15 Business Employees in the sole discretion of Seller or its Subsidiaries;
(ix) other than in the Ordinary Course in connection with Seller’s corporate policies and new-hire equity grant practices, grant any stock options, restricted stock awards, restricted stock units or other equity awards pursuant to any Seller Benefit Plan, or otherwise, to any Business Employee;
(x) assume or enter into any labor or collective bargaining agreement relating to the Business;
(xi) cancel or compromise any material debt or claim or waive any rights of material value to the Business without the Business receiving a realizable benefit of similar or greater value, or voluntarily suffer any extraordinary loss;
(xii) other than in the Ordinary Course, fail to maintain insurance in such amounts and against such risks and losses as are customary in the industries in which the Business operates;
(xiii) enter into any compromise or settlement of any claim or Proceeding relating to the Purchased Assets, the Assumed Liabilities or the Business if such compromise or settlement would reasonably be expected to have a material adverse effect on the Purchased Assets, Assumed Liabilities, Business or the conduct of its operations (other than with respect to matters which relate exclusively to Excluded Assets, Excluded Liabilities, Licensed IP Rights, Licensed Technology Assets, Transition Services Technology Assets);
(xiv) exclusively license the Licensed Technology Assets except (A) pursuant to existing contracts or commitments or (B) otherwise in the Ordinary Course;
(xv) fail to pay any maintenance or registration payments due for any Registered Purchased Intellectual Property Rights, or permit any pending applications or registrations comprising Registered Purchased Intellectual Property Rights to expire or lapse, each except in the Ordinary Course; provided that, Seller shall give Buyer reasonable prior notice of any lapse or expiry and, at Buyer’s request, enter into good faith discussions concerning the extension of such pending applications;

(xvi) commence any lawsuit primarily or exclusively related to the Business or relating primarily or exclusively to the Purchased Assets or the Assumed Liabilities other than (A) the collection of amounts owed or to enforce rights under Contracts related to the Business, (B) with respect to matters which relate exclusively to Excluded Assets, Excluded Liabilities, Licensed IP Rights, Licensed Technology Assets, Transition Services Technology Assets, or (C) in such cases where Seller in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the Business (provided that Seller shall consult with Buyer prior to the filing of such a suit);
(xvii) change Seller’s methods of accounting relating to the Business, Purchased Assets or Assumed Liabilities, except as required by concurrent changes in GAAP; or
(xviii) agree or commit to do any of the foregoing.
Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of the Business or any of the Purchased Assets or Assumed Liabilities prior to the Closing. Prior to the Closing, Seller shall exercise, consistent with the terms and conditions of this Agreement, complete and independent control and supervision over the Business, Purchased Assets and Assumed Liabilities.
Section 5.02. Commercially Reasonable Efforts; Further Action and Assurances. (a)Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under Applicable Law to consummate and make effective this Agreement, the Ancillary Agreements, the Traffic Agreement and the transactions contemplated hereby and thereby, including the following: (i) preparing and filing as soon as practicable (but in no event later than 15 Business Days after the date of this Agreement in respect of any such filings required in connection with the HSR Act) all forms, registrations and notices relating to antitrust, competition, trade or other regulatory matters that are required by Applicable Law to be filed in order to consummate the transactions contemplated hereby and thereby, and the taking of such actions as are reasonably necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by, or to avoid an action or proceeding by, any Governmental Authority relating to antitrust, competition, trade or other regulatory matters, including entering into commercially reasonable amendments to this Agreement, the Ancillary Agreements and the Traffic Agreement, (ii) taking all commercially reasonable actions necessary to cause all conditions set forth in Article 6 (including the prompt termination of any waiting period under the HSR Act (including any extension of the initial 30 calendar day waiting period thereunder)) to be satisfied as soon as practicable, including the defense of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, the Ancillary Agreements, the Traffic Agreement or the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iii) executing and delivering, or causing to be executed and delivered, the Ancillary Agreements (to the extent not executed concurrently herewith) and other required deliverables in connection with Closing, as well as any additional instruments reasonably necessary to consummate the transactions contemplated pursuant to this Agreement, the Ancillary Agreements and the Traffic Agreement. The Parties understand and agree that commercially reasonable efforts shall not require any Party or its Affiliates or Subsidiaries to: (A) agree to or effect any divestiture or hold-separate order, or enter into any license or similar agreement with respect to, or agree to restrict its ownership or operation of, any business or assets of either Party or any of its Affiliates or Subsidiaries, (B) enter into, materially amend, terminate or agree to enter into, materially amend or terminate, any material Contracts of either Party or any of its Affiliates or Subsidiaries (other than as set forth in clause (i) above), (C) otherwise waive, abandon or alter any material rights or obligations of any Party or any of its Subsidiaries or Affiliates or (D) enter into any settlement, undertaking, consent decree, stipulation or similar agreement with any Governmental Authority in connection with the transactions contemplated hereby.
(b) Subject to Applicable Law, Buyer and Seller shall, in connection with this Agreement, the Ancillary Agreements, the Traffic Agreement and the transactions contemplated hereby and thereby, (i) have the right to review in advance, and, to the extent reasonably practicable, each will consult the other on, all the information relating to the other and each of their respective Subsidiaries and Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority with respect to such agreements and transactions, (ii) promptly notify the other Party of any material written communication to or from any Governmental Authority and permit the other Party to review in advance (and to consider any comments made by the other Party in relation to) any proposed written communication to any of the foregoing with respect to such agreements and transactions, (iii) not participate in or agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry with respect to such agreements and transactions unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate thereat and (iv) furnish the other Party with copies of all correspondence, filings, and written communications (and memoranda setting forth the substance thereof) with respect to such agreements and transactions between such Party and its Affiliates and their respective Representatives on the one hand, and any Governmental Authority on the other hand.
(c) Seller and Buyer shall cooperate with one another in (i) determining whether any actions, consents, approvals or waivers are required to be obtained from third parties to any material contracts in connection with the consummation of the transactions contemplated by this Agreement and (ii) taking such actions or furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.
(d) Buyer and/or its designated Subsidiary shall, prior to the Closing, execute and deliver to applicable parties such written instruments assuming all of Seller’s and Business Subsidiary’s obligations and covenants under the agreements set forth on Schedule 5.02(d) of the Seller Disclosure Schedule as may be required, and to provide such information and take all other action as may be required, pursuant to such agreements in connection with the contemplated succession of the ownership and operation of the Business and Business Subsidiary as contemplated by this Agreement, in form and substance reasonably satisfactory to Seller.
(e) Neither Party shall take any action, or enter into any transaction or any agreement to effect any transaction (including any acquisition, but excluding any action, transaction, agreement or acquisition (and subsequent actions with respect thereto) publicly announced prior to the date hereof and excluding transactions or agreements in the ordinary course of business), that would reasonably be expected to make it more difficult to: (i) obtain the expiration or termination of the waiting period under the HSR Act applicable to the transactions contemplated by this Agreement, the Ancillary Agreements and the Traffic Agreement, (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would prevent the completion of the transactions contemplated by this Agreement, the Ancillary Agreements and the Traffic Agreement, (iii) obtain any regulatory approval of a Governmental Authority, in each case prior to the Termination Date or (iv) satisfy any material obligations of such Party pursuant to Article 5 of this Agreement or closing conditions of such Party pursuant to Article 6 of this Agreement.
Section 5.03. Access to Information. (a) From the date hereof until the Closing Date, in addition to performance obligations of this Agreement and to the extent permitted by Applicable Law, Buyer and Seller will each (i) give the other Party, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of, as applicable, the Business or Buyer, (ii) furnish to the other Party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to, as applicable, the Business or Buyer as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of such Party to cooperate with reasonable requests of the other Party in its investigation of, as applicable, the Business or Buyer; provided however, that all access and information rights shall be limited in the case of Buyer, to the extent reasonably requested in connection with any reasonable business purpose related to its proposed acquisition of the Purchased Assets and Assumed Liabilities and use of the Licensed IP Rights, Licensed Technology Assets and Transition Services Technology Assets following the Closing, and in the case of Seller, to the extent reasonably requested in connection with any reasonable business purpose related to its proposed sale of the Purchased Assets and Assumed Liabilities and transfer of the Licensed IP Rights, Licensed Technology Assets and Transition Services Technology Assets following the Closing; provided further, that the Parties hereby agree that litigation or pre-litigation discovery as relates to any dispute or potential dispute relating to or arising out of this Agreement, the Ancillary Agreements, the Traffic Agreement or the transactions contemplated hereby or thereby among the Parties or their Affiliates shall not be a “reasonable business purpose” or a “reasonable request” of any Party. Any investigation pursuant to this Section shall be conducted only on reasonable advance notice during regular business hours and in such manner as not to interfere unreasonably with the conduct of the businesses of the non-requesting Party. Notwithstanding the foregoing, neither Party shall have access to, to the extent applicable, (i) personnel records of either Party relating to individual performance or evaluation records, medical histories or other information which in such Party’s good faith opinion is sensitive or the disclosure of which could subject such Party to risk of liability pursuant to Applicable Law or otherwise, (ii) personal or user data or materials the provision of which would be in contravention of privacy agreements or policies of the applicable Party or its Affiliates, (iii) materials designated as competitively sensitive or attorney-client privileged or (iv) any other third Person or Party technology or confidential information expressly restricted from disclosure pursuant to the terms of this Agreement, the Ancillary Agreements or the Traffic Agreement following the Closing. The Party conducting such information request shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing.
(b) On and after the Closing Date, in addition to performance obligations of this Agreement, applicable Ancillary Agreements and the Traffic Agreement and subject to Applicable Law, (A) Buyer will, in connection with any audit, investigation, indemnification matter, dispute or other Proceeding or any other reasonable business purpose of Seller, afford promptly to Seller and its agents reasonable access to the books and records in the possession of Buyer pertaining to the operation of the Business prior to the Closing or pertaining to the collection by Seller of accounts receivable that are Excluded Assets pursuant to Sections 2.02(a) and 2.07(e) of this Agreement and (B) Seller will, in connection with any audit, investigation, indemnification matter, dispute or other Proceeding or any other reasonable business purpose of Buyer and in each case as reasonably requested by Buyer, afford promptly to Buyer and its agents reasonable access to the books and records in the possession of Seller pertaining to the operation of the Business prior to the Closing and, following the Closing, pertaining to the Licensed IP Rights, Licensed Technology Assets and Transition Services Technology Assets; provided that the Parties hereby agree that litigation or pre-litigation discovery as relates to any dispute or potential dispute relating to or arising out of this Agreement, the Ancillary Agreements, the Traffic Agreement or the transactions contemplated hereby or thereby among the Parties or their Affiliates shall not be a “reasonable business purpose” or a “reasonable request” of any Party. Any such access by Buyer or Seller shall be permitted only on reasonable advance notice during regular business hours and shall not unreasonably interfere with the conduct of the business of the other Party. Notwithstanding the foregoing, neither Party shall have access to, to the extent applicable (i) personnel records of either Party relating to individual performance or evaluation records, medical histories or other information which in such Party’s good faith opinion is sensitive or the disclosure of which could subject such Party to risk of liability pursuant to Applicable Law or otherwise, (ii) personal or user data or materials the provision of which would be in contravention of privacy agreements or policies of the applicable Party or its Affiliates, (iii) materials designated as competitively sensitive or attorney-client privileged or (iv) any other third Person or Party technology or confidential information expressly restricted from disclosure pursuant to the terms of this Agreement, the Ancillary Agreements or the Traffic Agreement following the Closing. The Party conducting such information request shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing.
Section 5.04. Notices of Certain Events. Prior to Closing, Buyer and Seller shall each promptly notify the other Party of:
(a) (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, any Ancillary Agreement or the Traffic Agreement or (ii) any written agreement or other instrument that, if existing on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.05;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement, any Ancillary Agreement or the Traffic Agreement;
(c) any Proceedings commenced relating to Seller or Buyer that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.09 or Section 4.05, as applicable; and
(d) any material claim relating to the Business, the Purchased Assets or the Assumed Liabilities that, if existing on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.14.
Section 5.05. Confidentiality. The Parties acknowledge that Buyer and Seller have previously executed a Mutual Nondisclosure Agreement dated October 16, 2008 (the “Confidentiality Agreement”), (i) which shall continue in full force and effect (along with the confidentiality provisions of the exclusivity and confidentiality letter agreement among the Parties dated as of August 7, 2009 (the “Exclusivity Agreement”)) with respect to all applicable information furnished by each Party and its officers, employees, accountants, counsel and other representatives by or on behalf of such Party to the other Party and its representatives, (ii) Section 12 of which is hereby amended to delete clause (a) thereof and amend clause (b) thereof such that the applicable term runs for thirty-six months following the date of this Agreement and (iii) Section 7 of which is hereby amended to amend the first sentence thereof such that the applicable term runs for twenty-four months following the date of this Agreement. Buyer and Seller shall be fully liable and responsible under the Confidentiality Agreement and the Exclusivity Agreement for any breach of the terms and conditions thereof by their respective subsidiaries, officers, employees, accountants, counsel and other representatives. Notwithstanding the foregoing, (i) following the Closing Date all confidentiality provisions of applicable Ancillary Agreements and the Traffic Agreement shall govern with respect to information provided or exchanged thereunder, without regard to this Section 5.05 or the Confidentiality Agreement or the Exclusivity Agreement and (ii) from and after the Closing Date, the Parties hereby agree that Section 7 of the Confidentiality Agreement shall be of no further force and effect.
Section 5.06. Public Announcements; Disclosure. The initial press release or press statement to be issued by either Party with respect to this Agreement, the Traffic Agreement and the transactions contemplated hereby and thereby shall be mutually acceptable to Buyer and Seller. Thereafter, (i) none of the Parties shall (and each of the Parties shall cause its Affiliates and representatives not to) issue any press release or make any public announcement or public disclosure concerning this Agreement, the Traffic Agreement or the other transactions contemplated hereby and thereby and (ii) Buyer shall not publicly disclose any Ancillary Agreement or the Traffic Agreement, in each case, without obtaining the prior written consent of (a) Seller, in the event the disclosing party is Buyer or any of its Affiliates or representatives or (b) Buyer, in the event the disclosing party is Seller or any of its Affiliates or representatives, in each case, with such consent not to be unreasonably conditioned, delayed or withheld; provided however, that if a Party determines, based upon advice of counsel, that a press release, public announcement, other public disclosure or disclosure of any Ancillary Agreement or the Traffic

Agreement is required by, or reasonably necessary in order to comply with, Applicable Law or the rules or regulations of a national securities exchange, such Party may make such press release, public announcement or other public disclosure, in which case the disclosing Party shall (i) provide prompt written notice to the non-disclosing Party of any such disclosure and (ii) provide timely opportunity for review and reasonable consultation and cooperation with the non-disclosing Party in connection with any such disclosure or decision, efforts or submission of materials to any applicable Governmental Authority or other third party which seeks to contest, limit or seek confidential treatment with respect to such disclosure (including, without limitation, promptly providing the non-disclosing Party with copies of any correspondence the disclosing Party receives from any applicable Governmental Authority or other third party relating thereto), it being agreed that reasonable consultation and cooperation shall include the acceptance and incorporation by the disclosing Party of any reasonable requests or comments made by the non-disclosing Party in connection with any such disclosure or submission of such materials, as well as any responses or correspondence with any applicable Governmental Authority or other third party in connection therewith. Notwithstanding the foregoing, any information set forth in a press release or public disclosure which has been consented to by the non-disclosing Party pursuant to this Section 5.06 may be re-communicated in a subsequent press release, or public disclosure without requiring additional consent.
Section 5.07. No Solicitation. (a) Until the earlier of the Closing or the date of termination of this Agreement in accordance with its terms, Seller shall not, and shall not authorize or permit any of its officers, directors, employees, agents, Subsidiaries or other representatives to, either directly or indirectly: (i) solicit, initiate, or encourage or facilitate any inquiry, proposal or offer from, or participate or engage in or conduct any discussions or negotiations with, any Person relating to any inquiry, contact, proposal or offer, whether oral, written or by any other means, formal or informal, involving (A) any acquisition of the material assets of the Business or any material Purchased Assets or any capital stock of Business Subsidiary or any transaction similar to the arrangement described herein that would have the effect of precluding the consummation of the transactions contemplated hereby or (B) a commercial arrangement materially similar to that contemplated by the Traffic Agreement (each such inquiry, contact, offer or proposal, a “Competing Proposal or Inquiry”), (ii) provide any information concerning the Business or any of the Purchased Assets to any Person in response to a Competing Proposal or Inquiry (or which could reasonably be expected to be used to formulate or evaluate a Competing Proposal or Inquiry), (iii) approve, agree to or enter into any letter of intent, memorandum of understanding, agreement in principal or Contract with any Person with respect to a Competing Proposal or Inquiry or (iv) make or authorize any statement, recommendation, solicitation or endorsement in support of any Competing Proposal or Inquiry. Seller shall immediately cease and cause to be terminated any contacts, discussions, negotiations and other activities with any Person relating to any Competing Proposal or Inquiry. Seller agrees to inform Buyer in writing within three Business Days following the receipt by Seller or any of its Affiliates of any written proposal, offer or bid (specifying the material financial terms thereof) that constitutes a Competing Proposal or Inquiry at a valuation greater than that contemplated by this Agreement.
(b) In no event shall Section 5.07(a) prohibit or restrict Seller from engaging in any discussions, negotiations or information exchange, entering into or approving any Contract or otherwise supporting activity related to a sale, transfer or license of any other assets or equity of, or any type of commercial arrangement with respect to, Seller or any other Subsidiaries, divisions or businesses of Seller other than the Business or Purchased Assets.
Section 5.08. Employee Matters. (a) No less than 30 calendar days prior to the expected Closing Date, or such later date as shall be mutually agreed in writing between Buyer and Seller, Buyer shall extend a written offer of employment to those certain Business Employees set forth on Schedule 5.08(a). Buyer may update Schedule 5.08(a) at any time up to 60 calendar days prior to the expected Closing Date, or such later date as shall be mutually agreed in writing between Buyer and Seller, by providing written notice to Seller; provided that, Schedule 5.08(a) may be further amended by Buyer after such time to remove any Business Employee who ceases to be an employee of Seller or a Seller Subsidiary prior to the Closing Date and Buyer may add up to an equal number, or such greater number as to which Seller consents in writing, of additional Business Employees to Schedule 5.08(a) to replace the individuals so removed (except for individuals so removed who have become employees or contractors of Buyer or a Buyer Subsidiary, unless otherwise consented to by Seller in writing). Each such written offer of employment shall include compensation and benefits substantially similar and no less favorable in the aggregate as provided to such Business Employee by Seller or its Subsidiaries as of immediately prior to the Closing Date. Unless otherwise agreed to in writing by Buyer and Seller, each such offer shall as a condition to acceptance provide that the Business Employee who accepts an offer of employment from Buyer in accordance with this Section 5.08(a) shall resign his or her employment with Seller or Seller Affiliate (as applicable) as of the Closing Date and commence his or her employment with Buyer the following day. With respect to any Business Employee (i) who does not become a Transferred Employee, and (ii) whose employment by Seller or its Subsidiaries is terminated within 90 calendar days following the Closing Date (“Severed Business Employees”), Buyer shall reimburse Seller for the Severance Costs. After Seller has paid all Severance Costs, Seller shall deliver to Buyer an invoice for such Severance Costs, which invoice shall include (i) the Severance Cost applicable to each Severed Business Employee, (ii) a certification that such Severance Costs were actually paid to the Severed Business Employees, and (iii) a certification that the employment by Seller or its Subsidiaries of such Severed Business Employees was actually terminated within 90 calendar days following the Closing Date. Buyer shall make such payment of Severance Costs to Seller within 30 calendar days of Buyer’s receipt of an invoice that reasonably complies with the requirements of the preceding sentence. With respect to each Business Employee other than Transferred Employees or Severed Business Employees, Seller shall be liable for, and Buyer shall have no liability for, any severance costs.
(b) Promptly (and in any event within five Business Days) following the final post-Closing retention payment period set forth in Schedule 5.08(c), each of Buyer and Seller shall provide the other Party with written documentation setting forth the aggregate amount of such Retention Arrangements paid pursuant to Schedule 5.08(c) (which shall include applicable calculations and reasonable documentation supporting such payments) (the “Retention Payment Invoices”). The aggregate Retention Payment Invoices of both Buyer and Seller shall not exceed $2,100,000 (inclusive of withholding amounts). Within three Business Days following receipt of both Retention Payment Invoices, Buyer shall remit payment to Seller in the amount of one-half of the payments made by Seller pursuant to Parts (A)(1) and (A)(3) of Schedule 5.08(c)

(such payment, the “Retention True Up Payment”). Such Retention True Up Payment will be made promptly (and in any event within three Business Days after the Retention True Up Payment amount is determined) and shall be paid in cash or via wire-transfer to an account designated by Seller. For the avoidance of doubt, to the extent either Buyer or Seller makes retention payments or arrangements other than as provided pursuant to this Section 5.08(b) or Schedule 5.08(c), any such retention payments or arrangements shall be disregarded for purposes of calculating the reimbursement between Buyer and Seller and the Party committing to such retention payments or arrangements shall be solely responsible for the cost thereof. In no event shall Buyer be responsible for reimbursing Seller more than (i) 50% of the aggregate Retention Arrangement Payments made by Seller pursuant to Parts (A)(1) and (A)(3) of Schedule 5.08(c) or (ii) the amount equal to the difference between $1,050,000 and the aggregate amount paid by Buyer pursuant to Part A(2)(b) of Schedule 5.08(c). In no event shall Seller be responsible for making aggregate retention payments pursuant to this Schedule 5.08(c) of more than $1,050,000 (as offset by any applicable Retention True Up Payment required hereunder).
(c) Buyer shall, or shall cause its Subsidiaries to, recognize the prior service with Seller and its Affiliates, including prior service with predecessor employers where such prior service is recognized by Seller as of immediately prior to the Closing, of each Transferred Employee in connection with all employee benefit plans, programs or policies (other than under an equity, equity derivative or deferred compensation plan, program or policy) of Buyer or its Affiliates in which Transferred Employees are eligible to participate for purposes of eligibility to participate, vesting and determination of level of benefits (but not to the extent that such recognition would result in duplication of benefits or with respect to any defined benefit plan). From and after the Closing Date, Buyer shall, or shall cause its Subsidiaries to cause any pre- existing conditions or limitations and eligibility waiting periods under any group health plans of Buyer or its Affiliates to be waived with respect to Transferred Employees and their eligible dependents to the extent such Transferred Employees and their eligible dependents were not subject to such preexisting conditions and limitations and eligibility waiting periods under the comparable Seller Benefit Plans as of immediately preceding the Closing.
(d) Buyer shall take all steps necessary to permit each Transferred Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from the 401(k) plan maintained by Seller, if any, to roll such eligible rollover distribution, excluding any associated loans, as part of any lump sum distribution to the extent permitted by the 401(k) plan maintained by Seller into an account under a 401(k) plan maintained by Buyer.
(e) Seller shall be responsible for providing any Business Employee whose “qualifying event,” within the meaning of Section 4980B(f) of the Code, occurs on or prior to the Closing Date (and such employee’s “qualified beneficiaries” within the meaning of Section 4980B(f) of the Code) with the continuation of group health coverage required by Section 4980B(f) of the Code (“Continuation Coverage”) under the terms of Seller’s health plans. Buyer shall be responsible for Continuation Coverage to any Transferred Employee (and each such employee’s qualified beneficiaries) whose qualifying event occurs after the Closing Date to the extent required by law.
(f) On or before the Closing Date, Seller shall provide Buyer with a list of employee layoffs and terminations, by location, implemented by Seller or any of its Subsidiaries in the ninety (90) day period preceding the Closing Date with respect to employees primarily engaged in the Business. For each layoff or termination on such list, Seller shall identify the date on which such layoff or termination occurred, and the reason for the layoff or termination.
(g) Seller shall notify Buyer if any Business Employee identified on Section 5.08(g) of the Seller Disclosure Schedule who has been provided a written offer of employment by Buyer (the “Key Employees”) notifies Seller in writing of such Key Employee’s intention to, before or within 30 days after the Closing, terminate employment with Seller or any of its Subsidiaries or with Buyer or any of its Subsidiaries (other than a termination of employment with Seller or any of its Subsidiaries in connection with the acceptance by such Key Employee of an offer of employment from Buyer).
No provision of this Section 5.08 shall create any third party beneficiary or other rights in any employee or former employee of Seller or any Affiliate of Seller in respect of continued or resumed employment in the Business, or with Seller, Buyer, or any Affiliate of Buyer or Seller. No provision of this Section 5.08 shall create any rights in any such persons in respect of any benefits that may be provided under any Seller Benefit Plan or any plan or arrangement which may be established or maintained by Buyer or its Affiliates, shall be construed to establish, amend, or modify a Seller Benefit Plan or any other benefit plan, program, agreement or arrangement nor shall require Seller or any Affiliate of Seller to continue or amend any particular benefit plan and any such plan may be amended or terminated in accordance with its terms and Applicable Law.
Section 5.09. Tax Matters. (a) Buyer and Seller agree to furnish or cause to be furnished to each other, upon reasonable request, such information relating to the Purchased Assets and Assumed Liabilities (including reasonable access to books and records) as is reasonably necessary for the filing of all Tax Returns relating to Taxes levied upon the Purchased Assets, the making of any election relating to Taxes levied upon the Purchased Assets, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any Proceeding relating to any Tax levied upon the Purchased Assets. Buyer and Seller shall retain all books and records with respect to Taxes levied upon the Purchased Assets for a period of at least six years following the Closing Date. Seller and Buyer shall cooperate with each other, to the extent reasonably requested by the other Party, in the conduct of any audit or other Proceeding relating to Taxes levied upon the Purchased Assets pursuant to Section 5.03(b) of this Agreement. Any information obtained pursuant to this Section 5.09(a) shall be held in strict confidence and shall be used solely in connection with the reason for which it was requested.
(b) All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a Straddle Period (collectively, the “Apportioned Obligations”) shall be apportioned based on the number of days of such Straddle Period included in the Pre-Closing Tax Period and the number of days of such Straddle Period after the Closing Date (any such portion of such taxable period, the “Post-Closing Tax Period”). Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period.

(c) All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees incurred in connection with the purchase of assets contemplated by this Agreement (collectively, “Transfer Taxes”) shall be borne equally by Buyer and Seller. Buyer and Seller shall cooperate fully in providing each other with any appropriate resale exemption certificates and other similar documentation and in minimizing any Transfer Taxes to the extent permitted by Applicable Law. Seller shall prepare and file all Tax Returns required to be filed with respect to any Transfer Taxes for which Seller and Buyer are liable under this Agreement, and Buyer shall pay to Seller Buyer’s share of such Transfer Taxes at the time such documentation is to be filed with the appropriate Taxing Authority and such Transfer Taxes are to be paid (and in no event later than ten calendar days thereafter, with any payment not made within such time bearing interest at the then-current short-term applicable federal rate, compounded annually, for each calendar day until paid). In the case that Applicable Law does not allow Seller, and instead requires Buyer, to file a Tax Return with respect to a Transfer Tax for which Seller or Buyer is liable under this Agreement, Seller shall prepare such Tax Return, present such Tax Return to Buyer for review and approval (which approval shall not be unreasonably conditioned, delayed or withheld), and Buyer shall sign and file (or cause the appropriate person to sign and file) such Tax Return and pay all related Transfer Taxes associated therewith, and Seller shall pay to Buyer Seller’s share of such Transfer Taxes at the time such documentation is to be filed with the appropriate Taxing Authority and such Transfer Taxes are to be paid (and in no event later than ten calendar days thereafter, with any payment not made within such time bearing interest at the then-current short-term applicable federal rate, compounded annually, for each calendar day until paid).
(d) Apportioned Obligations shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by Applicable Law. The paying Party shall be entitled to reimbursement from the non-paying Party in accordance with Section 5.09(b) of this Agreement. Upon payment of any such Apportioned Obligation, the paying Party shall present a statement to the non-paying Party setting forth the amount of reimbursement to which the paying Party is entitled under Section 5.09(b) of this Agreement together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed; provided, however, that in the case of any Apportioned Obligation that is paid or payable upon the filing of a Tax Return, in addition to any statement, the paying Party shall furnish the non-paying Party with a copy of such Tax Return. The non-paying Party shall make such reimbursement promptly but in no event later than ten calendar days after the presentation of such statement. Any payment not made within such time shall bear interest at the then-current short-term applicable federal rate, compounded annually, for each calendar day until paid.
(e) (i) Tax Claims Generally. If a Tax Claim is made or threatened by any Taxing Authority that, if successful, may result in an indemnity payment under Section 7.02(a)(iii) of this Agreement, Buyer shall promptly notify Seller, stating the nature and basis of such claim and the amount thereof, to the extent known. Failure to give such notice shall not relieve Seller from any liability that it may have on account of this indemnification or otherwise, except to the extent that Seller is prejudiced in the defense of such claim thereby.
(ii) Claims for Taxes other than Apportioned Obligations and Transfer Taxes. If Seller acknowledges its indemnification liability for such claim, Seller will have the right, at its option, upon timely notice to Buyer, to assume at its own expense with its own counsel control of any audit or other defense of any Tax Claim other than a Tax Claim relating solely to either any Apportioned Obligations or any Transfer Taxes. Seller’s right to control a Tax Claim (other than a Tax Claim relating solely to either any Apportioned Obligations or any Transfer Taxes) will be limited to issues in respect of which amounts in dispute would be paid by Seller or for which Seller would be liable under Section 7.02(a)(iii) of this Agreement. Costs of such Tax Claims are to be borne by Seller. Notwithstanding the foregoing, (x) Seller shall neither consent nor agree to the settlement of any Tax Claim with respect to any liability for Taxes that would reasonably be expected to affect the liability for any Taxes with respect to the Purchased Assets for any Post-Closing Tax Period without the prior written consent of Buyer, which consent shall not be unreasonably conditioned, delayed or withheld, and (y) neither Seller, nor any entity related to Seller, shall file an amended Tax Return that would reasonably be expected to increase the liability for Taxes with respect to the Purchased Assets for any Post-Closing Tax Period without the prior written consent of Buyer, which consent shall not be unreasonably conditioned, delayed or withheld.
(iii) Claims for Apportioned Obligations or Transfer Taxes. Buyer and Seller shall jointly control all proceedings taken in connection with any Tax Claims for Apportioned Obligations or any Transfer Taxes and each Party shall bear its own out-of-pocket costs and expenses of the contest and all joint costs and expenses of the contest shall be borne in the same ratio as the applicable proposed Apportioned Obligation or Transfer Tax would be allocated.
(iv) Coordination with Defense of Third Party Claims. To the extent there is any conflict or overlap between the provisions of this Section 5.09(e) and Section 7.04 (Defense of Third Party Claims), the provisions of this Section 5.09(e) shall control.
Section 5.10. Non-Compete; Employee Non-Solicit. (a) For a period of three years from the Closing Date, Seller shall not, and shall cause its Subsidiaries not to, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of any business engaged in the Business (whether or not conducted through the Site) in the United States (the “Restricted Business”). Notwithstanding the foregoing, Buyer hereby acknowledges and agrees that (i) Seller and such Subsidiaries shall be permitted to acquire, own and manage a majority ownership interest of a Person that operates a Restricted Business (other than a business listed in Schedule 5.10) but whose principal line of business is not a Restricted Business; provided that while this Section 5.10 remains in effect (A) Seller shall not, and shall not permit such acquired Person to, use the Yahoo! name or brand to directly promote or directly market the Restricted Business portion or activities of such acquired Person, (B) annual gross revenues from such Restricted Business do not exceed $35 million, and (C) annual gross revenues from such Restricted Business do not exceed thirty-three percent of the total annual gross revenues of such Person, in each clause (B) and (C) for the last completed fiscal year of such Person, (ii) Seller and such Subsidiaries shall be permitted to acquire and own, on a passive investment basis, an equity interest of up to 1% of any public company (whether or not a Restricted Business), (iii) whether or not the Traffic Agreement is in effect pursuant to the terms thereof, Seller and such Subsidiaries shall at all times be permitted to conduct all activities described in Section 6.2 (Exclusions to the Exclusivity Obligations) of the Traffic Agreement, (iv) except as expressly prohibited by the Traffic Agreement during the applicable term thereof, Seller and its Subsidiaries shall at all times be permitted to develop and host content, sell and display advertising and provide links to applications and websites, provided that this clause (iv) shall not permit the development, hosting, sale, display or provision of (A) job listings, (B) resume database access or (C) employer recruitment branding to corporate recruiters, human resources departments and staffing agencies in order to attract job seekers for employment opportunities, (v) in the event the Traffic Agreement no longer remains in effect as a result of termination pursuant to the terms thereof, Seller shall not be prohibited from entering into or engaging in any similar traffic arrangement with any unaffiliated third party and (vi) in the event that all or any portion of Seller’s business is acquired, sold or otherwise transferred, regardless of the legal form of such transaction or series of transactions, the restrictions contained in this Section 5.10 shall not apply to or in any way restrict the applicable purchaser or transferee thereof (or respective Affiliates), but shall continue to bind Seller and its Subsidiaries as set forth herein.
(b) Seller covenants and agrees that for a period of two years from the Closing Date, Seller will not, and shall cause each of its Subsidiaries not to, directly or indirectly, hire or solicit for employment any Seller Restricted Person; provided however, the foregoing shall not in any way limit or otherwise prevent Seller from: (i) hiring or engaging in discussions with a Seller Restricted Person if such Person (A) has contacted Seller in response to any general advertisement, job posting or similar notice or (B) has provided an unsolicited resume or, without any encouragement from Seller, made a request regarding employment opportunities to Seller; or (ii) engaging any recruiting firm or similar organization to identify or solicit persons for employment on behalf of Seller, or hiring or soliciting the employment of any specified employee of Seller who is identified by any such recruiting firm or organization, as long as such recruiting firm or organization is not instructed or encouraged, directly or indirectly, to target any Seller Restricted Person and so long as Seller otherwise complies with this Section 5.10(b) with respect to the solicitation or hiring of such individual. For purposes of this Section 5.10(b), “Seller Restricted Person” means, for so long as such individual remains employed by Buyer or any of its Subsidiaries and for a period of 30 calendar days following termination of employment, any (i) Transferred Employee, (ii) individual listed on Schedule 5.10(b) and (iii) individual who became known to Seller as a result of such individual’s participation in the performance or management of the Traffic Agreement or the transition services provided following the Closing pursuant to the Transition Services Agreement.
(c) Buyer covenants and agrees that for a period of two years from the Closing Date, Buyer will not, and will cause its Subsidiaries not to, directly or indirectly, hire or solicit for employment any Buyer Restricted Person; provided however, the foregoing shall not in any way limit or otherwise prevent Buyer from: (i) hiring or engaging in discussions with a Buyer Restricted Person if such Person (A) has contacted Buyer in response to any general advertisement, job posting or similar notice or (B) has provided an unsolicited resume or, without any encouragement from Buyer, made a request regarding employment opportunities to Buyer; or (ii) engaging any recruiting firm or similar organization to identify or solicit persons for employment on behalf of Buyer, or hiring or soliciting the employment of any specified employee of Buyer who is identified by any such recruiting firm or organization, as long as such recruiting firm or organization is not instructed or encouraged, directly or indirectly, to target any Buyer Restricted Person and so long as Buyer otherwise complies with this Section 5.10(c) with respect to the solicitation or hiring of such individual. For purposes of this Section 5.10(c), “Buyer Restricted Person” means, for so long as such individual remains employed by Seller or any of its Subsidiaries and for a period of 30 calendar days following termination of employment, any (i) individual listed in Schedule 5.10(c) (provided that a listed name shall be disregarded if such individual is a Transferred Employee) or (ii) individual who became known to Buyer as a result of such individual’s participation in the performance or management of the Traffic Agreement or the transition services provided following the Closing pursuant to the Transition Services Agreement. Buyer further covenants and agrees, in addition to Buyer’s obligations pursuant to the Confidentiality Agreement, that between the date hereof and the Closing Date Buyer will not, and will cause its Subsidiaries not to, directly or indirectly, induce any Business Employee to terminate such individual’s employment with Seller or any of its Subsidiaries prior to the Closing Date or hire (as an employee, independent contractor or otherwise) any Business Employee (excluding offer letters contingent upon the Closing and in accordance with the terms of this Agreement) without the prior written consent of Seller.
(d) From and after the Closing Date and in accordance with Section 5.05 of this Agreement, the Parties hereby agree that Section 7 of the Confidentiality Agreement shall be of no further force and effect.
Section 5.11. Business Financial Statements. (a) Seller shall cause to be prepared and delivered to Buyer any audited financial statements concerning the Purchased Assets that are required by Applicable Law (including SEC rules and regulations) in connection with Buyer’s reporting obligations for the transactions contemplated by this Agreement, such that Buyer can timely satisfy any applicable deadline for any such reporting obligations. Seller shall be responsible for all costs and expenses related to the preparation of such audited financial statements incurred by Seller or its Affiliates, including the audit services of PricewaterhouseCoopers LLP, or any other third party services engaged by Seller, and Buyer shall be responsible for all costs and expenses of outside advisors retained by Buyer related to the preparation, review or filing of such audited financial statements incurred by Buyer or its Affiliates. Access to information and personnel in connection with the preparation of any such required audited financial statements shall be governed by Section 5.03(a) of this Agreement, other than with respect to the last sentence thereof.
(b) Seller shall cooperate in good faith with Buyer’s reasonable financial information requests related to Buyer’s analysis of any required SEC financial statement reporting obligations concerning the Purchased Assets and the transactions contemplated by this Agreement (including, without limitation, all such information necessary for purposes of determining the financial statements and other financial information required by Rule 3-05 of Regulation S-X under the Securities Act), such that Buyer’s analysis can be timely completed prior to any applicable deadline for any such SEC reporting obligation, and in no event later than the Closing Date. Buyer shall, in good faith in accordance with Applicable Law and upon advice of its outside counsel and auditors and its reasonable consultation with Seller, take reasonable steps, including communication and/or correspondence with SEC staff, to seek to limit the scope of any applicable audited financial statements concerning the Purchased Assets required by the

SEC in connection with Buyer’s reporting obligations for the transactions contemplated by this Agreement.
Section 5.12. Disclosure Schedule Update. No later than three Business Days prior to Closing, Seller shall deliver to Buyer a written update to the Seller Disclosure Schedule which sets forth all applicable amendments or supplements to the representations and warranties of Seller permitted pursuant to Sections 3.05, 3.09, and 3.14 with respect to changes arising between the date of this Agreement and the Closing Date. For all purposes of this Agreement, the Seller Disclosure Schedule shall be deemed to include all matters set forth in the update, and, if the Closing shall occur, Buyer shall have waived any right or claim pursuant to the terms of this Agreement or otherwise with respect to any and all matters disclosed pursuant to the update; provided that no such update may include any change(s) that individually or in the aggregate constitutes a Business Material Adverse Effect.
Section 5.13. Amendments to Certain Agreements. (a) Schedule 5.13 sets forth a true and complete list, as of the date hereof, of (A) each advertising agreement Exclusive to the Business between Seller or any of its Subsidiaries, on the one hand, and a third party advertiser, on the other hand (such agreements existing as of the date hereof or following such date, the “Business Advertising Agreements”), whereby such third party advertiser is restricted from placing Buyer (or it Subsidiaries) content, links and/or advertisements on any Seller property (the “Advertising Restriction”) and (B) each content license agreement Exclusive to the Business between Seller or any of its Subsidiaries, on the one hand, and a content provider, on the other hand (such agreements existing as of the date hereof or following such date, the “Business Content License Agreements”), whereby such content provider is restricted from placing on any Seller property any content that includes links, advertisements or promotions for Buyer (or its Subsidiaries) (the “Content Restriction”). Seller agrees to issue a written notice, effective as of the Closing, to each counterparty of a Business Advertising Agreement or a Business Content License Agreement that waives Seller’s or any of its Subsidiaries’ right to, or right to enforce, any Advertising Restriction or any Content Restriction during the three year period following the Closing.
(b) Seller agrees to use commercially reasonable efforts to identify prior to the Closing, (A) each business development distribution agreement relating to Seller’s businesses other than the Business, between Seller or any of its Subsidiaries, on the one hand, and an applicable third party, on the other hand (the “General Business Development Distribution Agreements”) which includes an Advertising Restriction and (B) each content license agreement relating to Seller’s businesses other than the Business, between Seller or any of its Subsidiaries, on the one hand, and a content provider, on the other hand (the “General Content License Agreements”), which includes a Content Restriction. Seller agrees to use commercially reasonable efforts to issue, within 90 calendar days following the Closing, a written notice to each counterparty of a General Business Development Distribution Agreement or a General Content License Agreement waiving Seller’s or any of its Subsidiaries’ right to, or right to enforce, any Advertising Restriction or any Content Restriction during the three year period following the Closing.
(c) Seller agrees, during the three year period following the Closing, to use commercially reasonable efforts not to include Buyer or any of its Affiliates in any Advertising Restriction or any Content Restriction in any General Business Development Distribution Agreements or General Content License Agreements entered into after the Closing Date; provided that, such commercially reasonable efforts shall include altering the applicable standard form contracts used by Seller and its Subsidiaries and instructing Seller’s legal department to use such updated forms, but commercially reasonable efforts shall not include the review or supervision of each employee authorized to enter into General Business Development Distribution Agreements or General Content License Agreements.
(d) Seller, for the benefit of Buyer, agrees, during the three year period following the Closing, that Seller will not enforce any Advertising Restriction or Content Restriction in any Business Advertising Agreement, Business Content License Agreement, General Business Development Distribution Agreement or General Content License Agreement.
Section 5.14. Name Change of Business Subsidiary; Use of HotJobs Name. (a) Seller shall, within thirty (30) calendar days following the Closing, cause Business Subsidiary to change its legal name to an alternative name chosen by Seller in its sole discretion.
(b) Within thirty (30) calendar days following the Closing, Seller shall cease, and cause its Subsidiaries to (i) cease using as a trademark, any Trademark that includes the HotJobs name in connection with any current or future products or services offered by Seller or its Subsidiaries and (ii) cease using as a domain any Domain Name, in each case, other than in connection with (a) services provided by Seller under the Transition Services Agreement or as otherwise consented to in writing by Seller or (b) the redirection of Internet users as agreed by the Parties.
ARTICLE 6
Conditions to Closing
Section 6.01. Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the Closing are each subject to the satisfaction of the following conditions:
(a) Any applicable waiting period under the HSR Act (including any extensions thereof) relating to the transactions contemplated hereby shall have expired or been terminated, including any periods under any extensions or timing agreements mutually agreed in writing by Buyer and Seller with any applicable Governmental Authority.
(b) There shall be no injunction (final or preliminary), restraining order or decree of any nature of any Governmental Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement, the Ancillary Agreements or the Traffic Agreement or imposes conditions on such consummation not otherwise provided for herein.
Section 6.02. Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions, any of which may be waived, in writing, exclusively by Buyer:

(a) Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date.
(b) (i) The representations and warranties of Seller (other than those referred to in Section 6.02(b)(ii)) set forth in this Agreement (disregarding for these purposes any exception in such representations and warranties relating to materiality or a Business Material Adverse Effect) shall be true and correct as of the date of this Agreement and as of the Closing as if made at and as of the Closing (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except for such failures to be true and correct which are not a Business Material Adverse Effect.
(ii) The representations and warranties of Seller set forth in Section 3.01 (Corporate Existence and Power), 3.02 (Corporate Authorization) and 3.07(c)(Business Material Adverse Effect) of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing as if made at and as of the Closing.
(c) There shall not be a Business Material Adverse Effect.
(d) Buyer shall have received (i) a certificate signed by an officer of Seller to the effect of the matters set forth in Sections 6.02(a), 6.02(b) and 6.02(c) and (ii) a good standing certificate as of a recent date relating to each of Seller and Business Subsidiary from the State of Delaware.
(e) Each Ancillary Agreement shall have been executed and delivered to Buyer and (assuming the execution and delivery thereof by Buyer, as applicable) each such agreement and the Traffic Agreement shall be in full force and effect as of the Closing.
Section 6.03. Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions, any of which may be waived, in writing, exclusively by Seller:
(a) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date.
(b) (i) The representations and warranties of Buyer (other than those referred to in Section 6.03(b)(ii)) set forth in this Agreement (disregarding for these purposes any exception in such representations and warranties relating to materiality or a Buyer Material Adverse Effect) shall be true and correct as of the date of this Agreement and as of the Closing as if made at and as of the Closing (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except for such failures to be true and correct which are not a Buyer Material Adverse Effect.
(ii) The representations and warranties of Buyer set forth in Section 4.08 (Financing) of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing as if made at and as of the Closing.
(c) Seller shall have received (i) a certificate signed by an officer of Buyer to the effect of the matters set forth in Sections 6.03(a) and 6.03(b) and (ii) a good standing certificate as of a recent date relating to Buyer from the State of Delaware.
(d) Each Ancillary Agreement shall have been executed and delivered to Seller, and (assuming the execution and delivery thereof by Seller, as applicable) each such agreement and the Traffic Agreement shall be in full force and effect as of the Closing.
ARTICLE 7
Survival; Indemnification
Section 7.01. Survival. The representations and warranties of the Parties contained in this Agreement, the Assignment and Assumption Agreement, the Bill of Sale, the IP Transfer Documents, the IP License Agreement or in any certificate delivered pursuant hereto or in connection herewith or therewith (specifically excluding, however, all other Ancillary Agreements and the Traffic Agreement) shall survive the Closing until the 18-month anniversary of the Closing Date; provided that the representations and warranties of Buyer contained in Sections 4.02, 4.06 and 4.08 (the “Buyer Fundamental Representations”) and of Seller contained in Sections 3.02, 3.06(c), 3.06(d), 3.12(d), 3.16 and 3.19 (the “Seller Fundamental Representations”) shall survive indefinitely or until the latest date permitted by Applicable Law (or, in the case of the representations and warranties contained in Section 3.19, until the expiration of the applicable statute of limitations). The covenants and agreements of the Parties contained in this Agreement, the Assignment and Assumption Agreement, the Bill of Sale, the IP Transfer Documents, the IP License Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith or therewith (specifically excluding, however, all other Ancillary Agreements and the Traffic Agreement) shall survive the Closing indefinitely or for the shorter period explicitly specified herein or therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by Applicable Law. Notwithstanding the preceding sentence, any breach of a covenant, agreement, representation or warranty in respect of which indemnity may be sought pursuant to the terms of this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.
Section 7.02. Indemnification. (a) Effective at and after the Closing, Seller shall indemnify Buyer and each of its officers, directors, employees, agents and Affiliates against and agrees to hold each of them harmless from any Damages suffered or incurred by such Persons arising out of any (i) misrepresentation or breach of any representation or warranty made by Seller in this Agreement (or certificate delivered herewith), the Assignment and Assumption Agreement, the Bill of Sale, the IP Transfer Documents or the IP License Agreement (specifically excluding, however, all other Ancillary Agreements or the Traffic Agreement) (each such misrepresentation and breach of warranty a “Seller Warranty Breach”); (ii) breach of any covenant or agreement made or to be performed by Seller pursuant to this Agreement, the Assignment and Assumption Agreement, the Bill of Sale, the IP Transfer Documents or the IP License Agreement (specifically excluding, however, all other Ancillary Agreements and the

Traffic Agreement) or (iii) Excluded Liability; provided that with respect to indemnification by Seller for:
(X) Seller Warranty Breaches other than those related to Seller Fundamental Representations, (A) Seller shall not be liable unless the aggregate amount of Damages with respect to such Seller Warranty Breaches exceeds $1,000,000 and then only to the extent of such excess (the “Seller Deductible”) and (B) Seller’s maximum liability for all such Seller Warranty Breaches shall not exceed $33,750,000 (the “Indemnity Cap”);
(Y) Seller Warranty Breaches related to Seller Fundamental Representations and any breach of covenant or agreement made or to be performed by Seller pursuant to this Agreement, the Assignment and Assumption Agreement, the Bill of Sale, the IP Transfer Documents or the IP License Agreement, Seller’s maximum liability for all such breaches (together with any amounts for which Seller is liable pursuant to clause (X) above) shall not exceed the Purchase Price; and
(Z) any Excluded Liability, Seller’s maximum liability for all such breaches shall not be subject to any cap or threshold.
(b) Effective at and after the Closing, Buyer hereby indemnifies Seller and each of its officers, directors, employees, agents and Affiliates against and agrees to hold each of them harmless from any and all Damages suffered or incurred by such Persons arising out of any (i) misrepresentation or breach of any representation or warranty made by Buyer in this Agreement (or certificate delivered herewith), the Assignment and Assumption Agreement, the Bill of Sale, the IP Transfer Documents and the IP License Agreement (specifically excluding, however, all other Ancillary Agreements and the Traffic Agreement) (each such misrepresentation and breach of warranty a “Buyer Warranty Breach”), (ii) breach of any covenant or agreement made or to be performed by Buyer pursuant to this Agreement, the Assignment and Assumption Agreement, the Bill of Sale, the IP Transfer Documents or the IP License Agreement (specifically excluding, however, all other Ancillary Agreements and the Traffic Agreement) or (iii) Assumed Liability; provided that with respect to indemnification by Buyer for:
(X) Buyer Warranty Breaches other than those related to Buyer Fundamental Representations, (A) Buyer shall not be liable unless the aggregate amount of Damages with respect to such Buyer Warranty Breaches exceeds $1,000,000 and then only to the extent of such excess (the “Buyer Deductible”) and (B) Buyer’s maximum liability for all such Buyer Warranty Breaches shall not exceed the dollar amount equal to the Indemnity Cap;
(Y) Buyer Warranty Breaches related to Buyer Fundamental Representations and any breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement, the Assignment and Assumption Agreement, the Bill of Sale, the IP Transfer Documents, or the IP License Agreement, Buyer’s maximum liability for all such breaches (together with any amounts for which Buyer is liable pursuant to clause (X) above) shall not exceed the Purchase Price; and

(Z) any Assumed Liability, Buyer’s maximum liability for all such breaches shall not be subject to any cap or threshold.
Notwithstanding the foregoing, the limitations with respect to the amount of recovery for Damages set forth in this Section 7.02, as well as the time limitations for survival of indemnification matters set forth in Section 7.01, shall not apply to any claims with respect to actual fraud involving a knowing and intentional misrepresentation of a fact material to the transactions contemplated by this Agreement made with the intent of inducing any other Party hereto to enter into this Agreement and upon which such other Party has relied (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory) under applicable tort laws. The indemnity provided for in this Section 7.02 is not limited to matters asserted by third parties against the Indemnified Party, but includes any Damages incurred or sustained by any Indemnified Party in the absence of Third Party Claims.
Section 7.03. Procedures; Disputes. (a) The party seeking indemnification pursuant to Section 7.02 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim (a “Claim”), or the commencement of any Proceeding in respect of which indemnity may be sought under Section 7.02 and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, unless (and then solely to the extent) such failure shall have materially adversely prejudiced the Indemnifying Party. In connection with any Claim, the Indemnified Party shall deliver to the Indemnifying Party a certificate signed by any officer of the Indemnified Party (any certificate delivered in accordance with the provisions of this Section 7.03(a) an “Officer’s Claim Certificate”):
(i) stating that an Indemnified Party has a claim for indemnification pursuant to this Article 7;
(ii) to the extent possible, contain a good faith non-binding, preliminary estimate of the amount to which such Indemnified Party claims to be entitled to receive, which shall be the amount of Damages such Indemnified Party claims to have so incurred; and
(iii) specifying in reasonable detail (based upon the information then possessed by such Person) the material facts known to the Indemnified Party giving rise to such Claim.
(b) If the Indemnifying Party in good faith objects to any claim made by the Indemnified Party in any Officer’s Claim Certificate, then the Indemnifying Party shall deliver a written notice (a “Claim Dispute Notice”) to the Indemnified Party during the 30 calendar day period commencing upon receipt by the Indemnifying Party of the Officer’s Claim Certificate. The Claim Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any Claim made by the Indemnified Party in the Officer’s Claim Certificate. If the Indemnifying Party does not deliver a Claim Dispute Notice to the Indemnified Party prior to the expiration of such 30 calendar day period, then the Indemnifying Party shall promptly wire cash in immediately available funds to the Indemnified Party in the amount of the Damages set forth in the Officer’s Claim Certificate; provided however, that required delivery of funds may be delayed to the extent required by the Indemnifying Party in order to comply with any notification and approval requirements of any applicable insurer of such Indemnifying Party, so long as written notice of such delay is reasonably provided by the Indemnifying Party to the Indemnified Party prior to the expiration of such 30 calendar day period.
(c) If the Indemnifying Party delivers a Claim Dispute Notice, then the Indemnified Party and the Indemnifying Party shall attempt in good faith to resolve any objections raised by the Indemnifying Party in such Claim Dispute Notice. If the Indemnified Party and the Indemnifying Party agree to a resolution of such objection, a memorandum setting forth such agreement shall be prepared and signed by both parties and the Indemnifying Party shall promptly wire cash in immediately available funds to the Indemnified Party in the amount of the Damages set forth in accordance with the terms of such memorandum.
(d) If no such resolution can be reached during the 30 calendar day period following the Indemnified Party’s receipt of a given Claim Dispute Notice, then upon the expiration of such 30 calendar day period, either the Indemnified Party or the Indemnifying Party may bring suit to resolve the objection in accordance with Sections 9.05, 9.06 and 9.07. The decision of the trial court as to the validity and amount of any claim in such Officer’s Claim Certificate shall be nonappealable, binding and conclusive upon the Indemnified Party and the Indemnifying Party, and, as applicable, the Indemnifying Party shall promptly wire cash in immediately available funds to the Indemnified Party in the amount of the Damages set forth in accordance therewith. Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction.
Section 7.04. Defense of Third Party Claims. (a) The right to control and/or the right participate in the defense and/or settlement of a Claim or Proceeding asserted by a third party (a “Third Party Claim”) shall be allocated between the Parties with respect to specific matters as follows:
(i) Seller shall at all times control and appoint lead counsel for the defense and/or settlement, in each case at its own expense, of Third Party Claims related to (A) Excluded Assets, (B) Excluded Liabilities and (C) matters listed on Schedule 7.04; provided however, that the Parties hereby agree that clauses (A) and (B) shall include any Third Party Claim related to any Seller service or business not exclusively related to the Business. Buyer may participate, at its own expense and to the extent applicable, in any such Third Party Claim to the extent Buyer or its Affiliates are joined as and remain a party to such claim; provided however, that with respect to any such Third Party Claim that relates to activities and obligations of the Business during both the period before the Closing and the period after the Closing, Seller shall reimburse Buyer’s participation expenses to the extent related to matters pursuant to which Seller is obligated to indemnify Buyer pursuant to Article 7 of this Agreement. Only to the extent that Buyer or its Affiliates are implicated in the proposed settlement of any Third Party Claim subject to Seller control pursuant to this Section 7.04(a)(i), shall Seller be subject to the Settlement Guidelines (as defined below) with respect thereto.

(ii) Buyer shall at all times control and appoint lead counsel for the defense and/or settlement, in each case at its own expense, of Third Party Claims related to (A) Purchased Assets and Assumed Liabilities, to the extent solely related to activity or obligations of the Business as conducted by Buyer or its Affiliates after the Closing and (B) the Business, to the extent related to periods and activity both before and after the Closing; provided however, that the Parties hereby agree that clause (B) hereof shall not include any Third Party Claim related to any Seller service or business not exclusively related to the Business (in which case such claim shall be subject to Section 7.04(a)(i) of this Agreement). Seller may participate, at its own expense and to the extent applicable, in any such Third Party Claim to the extent Seller or its Affiliates are joined as and remain a party to such claim. Only to the extent that Seller or its Affiliates are implicated in the proposed settlement of any Third Party Claim subject to Buyer control pursuant to this Section 7.04(a)(ii), shall Buyer be subject to the Settlement Guidelines (as defined below) with respect thereto.
For purposes of this Section 7.04(a), “Settlement Guidelines” shall require the Party controlling the settlement of any Third Party Claim pursuant to this Section 7.04(a), prior to the entry thereof, to obtain the written consent of the non-controlling Party (not to be unreasonably withheld, conditioned or delayed) in connection with any settlement that (i) includes an obligation to be performed by the non-controlling Party or its Affiliates (including payment of Damages), an obligation to abstain from performing any action by such non-controlling Party or its Affiliates, or the requirement to opine as to the validity of any patents or (ii) relates to matters pursuant to which such non-controlling Party may be subject to indemnification pursuant to Section 7 of this Agreement.
(b) In addition to the notice provisions set forth in Section 7.03(a) of this Agreement, if notice of any Third Party Claim is received by a Party not otherwise entitled to control and/or participate in such claim pursuant to Section 7.04(a) of this Agreement, the Party receiving such notice shall promptly provide written notice and details thereof (which shall include receipt or written notice of any applicable Claim, Proceeding or potential Claim or Proceeding) to the applicable controlling and/or participating Party.
(c) Each Party shall cooperate, and cause their respective representatives, employees, agents and Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished, subject to Section 5.03(b) of this Agreement, such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith. In addition, the Party controlling the defense and/or settlement of any applicable Third Party Claim pursuant to Section 7.04(a) of this Agreement shall keep the other applicable parties thereto reasonably informed of the progress of any defense, compromise or settlement with respect thereto.
(d) Notwithstanding the foregoing, (i) the control or settlement of, or right to control or settle, any claim pursuant to this Section 7.04 shall not alter or amend the contractual rights to indemnification of the Parties otherwise set forth in Article 7 of this Agreement and (ii) matters related to the Traffic Agreement or the Transition Services Agreement shall be governed by the indemnification and claim provisions thereof.

Section 7.05. Calculation of Damages; Mitigation. (a) The amount of any Damages payable under Section 7.02 by the Indemnifying Party shall be net of (i) any amounts actually recovered by the Indemnified Party under applicable insurance policies with respect to such Damages in excess of the sum of (1) reasonable out-of-pocket costs and expenses relating to collection under such policies and (2) any deductible associated therewith to the extent paid and (ii) any net Tax benefits actually realized within the two year period following such Damages by the Indemnified Party (assuming a combined federal and state corporate income Tax rate of 40 percent). If the Indemnified Party actually recovers any amounts under applicable insurance policies or actually realizes such a Tax benefit, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount actually received or realized by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.
(b) The Indemnifying Party shall not be liable for consequential, special, indirect, exemplary or punitive Damages (other than with respect to any such Damages payable to a third party pursuant to a Third Party Claim).
(c) Each Indemnified Party must mitigate in accordance with Applicable Law any Damages for which such Indemnified Party seeks indemnification under this Agreement. If such Indemnified Party mitigates its Damages after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of such Damages, the Indemnified Party must notify the Indemnifying Party and pay to the Indemnifying Party the extent of the value of the benefit to the Indemnified Party of that mitigation (less the Indemnified Party’s reasonable costs of mitigation) within two Business Days after the benefit is received. Each Indemnified Party shall use commercially reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Damages payable under Section 7.02.
(d) For purposes of calculating the amount of Damages incurred in connection with a Seller Warranty Breach or a Buyer Warranty Breach, but not for determining whether a Seller Warranty Breach or a Buyer Warranty Breach has occurred, all materiality qualifications (or similar or correlative terms) shall be disregarded from applicable representations and warranties set forth in this Agreement.
Section 7.06. Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 7.02 and the Indemnified Party could have recovered all or a part of such Damages from a third party (a “Potential Contributor”) based on the underlying Claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment; provided that the Indemnified Party shall not be required to assign any right to proceed against a Potential Contributor if the Indemnified Party has a continuing commercial relationship with the Potential Contributor or determines in its reasonable discretion that such assignment would be materially detrimental to its reputation or future business prospects.

Section 7.07. Exclusive Remedy. Absent (i) actual fraud involving a knowing and intentional misrepresentation of a fact material to the transactions contemplated by this Agreement made with the intent of inducing any other Party hereto to enter into this Agreement and upon which such other Party has relied (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory) under applicable tort laws or (ii) a willful breach of the covenant set forth in Section 5.10(a), the indemnification provisions contained in this Article 7 shall be the sole and exclusive remedy following the Closing as to all Damages any Indemnified Party may incur arising from or relating to this Agreement or the transactions contemplated hereby (it being understood that nothing in this Section 7.07 or elsewhere in this Agreement or the Ancillary Agreements shall affect the Parties’ rights to specific performance or other equitable remedies with respect to the covenants referred to in this Agreement or the Ancillary Agreements).
Section 7.08. Adjustment to Purchase Price. The Parties agree to treat any indemnification payment received pursuant to this Agreement for all Tax purposes as an adjustment to the Purchase Price.
Section 7.09. Form of Payment of Damages. The Indemnifying Party shall pay any indemnifiable Damages required pursuant to this Article 7 in cash, without any right of set-off against any amounts owed by any applicable party pursuant to this Agreement, the Ancillary Agreements or the Traffic Agreement.
ARTICLE 8
Termination
Section 8.01. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:
(a) by mutual written agreement of Seller and Buyer;
(b) by either Seller or Buyer if the Closing shall not have been consummated on or before 11:59 p.m. Pacific time on August 25, 2010 (the “Termination Date”); provided however, that (i) the failure to consummate the Closing on or before the Termination Date did not result principally from the failure of the Party seeking termination of this Agreement to fulfill any undertaking or commitment on its part provided for herein prior to Closing and (ii) in the sole discretion of Seller, in up to two successive elections and at any time prior to the Closing Date, the Termination Date may be extended by up to nine additional months after such date in connection with any Proceeding of any Governmental Authority with respect to regulatory matters pursuant to the HSR Act or other anti-trust related regulations or actions;
(c) by Seller, if (i) there has been a breach of any representation or warranty of Buyer contained in this Agreement or any such representation or warranty shall have become untrue after the date of this Agreement, such that the condition set forth in Section 6.03(b) would not be satisfied or (ii) the covenants or obligations of Buyer contained in this Agreement shall have been breached such that the condition set forth in Section 6.03(a) would not be satisfied; provided however, that if such breach or failure to be true is curable by Buyer during the 45 calendar day period after Seller notifies Buyer in writing of the existence of such breach or failure to be true, then Seller may not terminate this Agreement under this Section 8.01(c) as a result of such breach or failure to be true prior to the expiration of such period unless Buyer is no longer continuing to exercise commercially reasonable efforts to cure such breach or failure to be true (provided that no cure period shall be required for a breach which by its nature cannot be cured);
(d) by Buyer, if (i) there has been a breach of any representation or warranty of Seller contained in this Agreement or any such representation or warranty shall have become untrue after the date of this Agreement, such that the condition set forth in Section 6.02(b) would not be satisfied or (ii) the covenants or obligations of Seller contained in this Agreement shall have been breached such that the condition set forth in Section 6.02(a) would not be satisfied; provided however, that if such breach or failure to be true is curable by Seller during the 45 calendar day period after Buyer notifies Seller in writing of the existence of such breach or failure to be true, then Buyer may not terminate this Agreement under this Section 8.01(d) as a result of such breach or failure to be true prior to the expiration of such period unless Seller is no longer continuing to exercise commercially reasonable efforts to cure such breach or failure to be true (provided that no cure period shall be required for a breach which by its nature cannot be cured);
(e) by either Seller or Buyer (i) if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction or (ii) if there shall be any action taken, or any Applicable Law enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Authority, which would compel such Party to sell, hold separate or otherwise dispose of all or any portion of the Purchased Assets or limit operation of the Business.
The Party desiring to terminate this Agreement pursuant to this Section 8.01 shall give written notice of such termination to the other Party.
Section 8.02. Effect of Termination. If this Agreement is terminated as permitted by Section 8.01, such termination shall be without liability of either Party (or any stockholder, director, officer, employee, agent, consultant or representative of such Party) to the other Party to this Agreement; provided that if such termination shall result from the knowing, willful and intentional (i) failure of either Party to fulfill a condition to the performance of the obligations of the other Party, (ii) failure to perform a covenant of this Agreement or (iii) breach by either Party hereto of any representation or warranty or agreement contained herein, such Party shall be fully liable for any and all Damages incurred or suffered by the other Party as a result of such failure or breach. The provisions of Sections 5.05, 5.06, Article 7 and Article 9 shall survive any termination hereof.
Section 8.03. Wrongful Termination. Notwithstanding anything to the contrary in this Agreement, if a Party wrongfully terminates this Agreement, that Party shall be liable for any Damages caused thereby.

ARTICLE 9
Miscellaneous
Section 9.01. Notices. Any notices or other communications required or permitted under, or otherwise made in connection with this Agreement or any Ancillary Agreement (unless otherwise specified therein), shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) upon confirmation of receipt when transmitted by facsimile transmission, (iii) upon receipt after dispatch by registered or certified mail, postage prepaid or (iv) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows, if to Buyer, to:
Monster Worldwide, Inc.
622 Third Avenue, 39th Floor
New York, New York 10017
Attention: General Counsel
Facsimile No.: (212) 351-7097
with a copy to:
Dechert LLP
1095 Avenue of the Americas
New York, New York 10036
Attention: Martin Nussbaum
Facsimile No.: (212) 698-3599
if to Seller, to:
Yahoo! Inc.
701 First Avenue
Sunnyvale, California 94089
Attention: General Counsel
Facsimile No.: (408) 349-3510
with a copy to:
Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
Attention: Ora Fisher
Facsimile No.: (650) 463-2600
or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
Section 9.02. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.
(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
Section 9.03. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.
Section 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement (other than to wholly-owned Affiliates) without the written consent of the other Party hereto.
(b) Nothing in this Agreement, express or implied, shall confer upon any Person other than the Parties hereto any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided that the provisions of Article 7 shall inure to the benefit of the Indemnified Party benefiting therefrom.
Section 9.05. Governing Law. This Agreement, and all claims and causes of action arising out of, based upon, or related to this Agreement or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of Delaware, without regard to choice or conflict of law principles that would result in the application of any laws other than the laws of the State of Delaware.
Section 9.06. Jurisdiction. Any legal action, suit or proceeding arising out of, based upon or relating to this Agreement or the transactions contemplated hereby shall be brought solely in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware and any direct appellate court therefrom). Each Party hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any legal action, suit or proceeding arising out of, based upon or relating to this Agreement and the rights and obligations arising hereunder and agrees that it will not bring any action arising out of, based upon or related to this Agreement in any other court. Each Party hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any legal action, suit or proceeding arising out of, based upon or relating to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with Section 9.01, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by Applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject mater hereof, may not be enforced in or by such courts. Each Party agrees that notice or the service of process in any action, suit or proceeding arising out of, based upon or relating to this Agreement or the rights and obligations arising hereunder shall be properly served or delivered if delivered in the manner contemplated by Section 9.01.
Section 9.07. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF.
Section 9.08. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto. Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
Section 9.09. Entire Agreement; Mutual Drafting; Headings. This Agreement, the Ancillary Agreements, the Confidentiality Agreement and the Exclusivity Agreement constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter of this Agreement. Each Party has participated jointly in the drafting of this Agreement and the Ancillary Agreements, which each Party acknowledges is the result of extensive negotiations between the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. If an ambiguity or question of intent or interpretation arises, then this Agreement will accordingly be construed as drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party to this Agreement by virtue of the authorship of any of the provisions of this Agreement. The captions, headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the Ancillary Agreements.
Section 9.10. Bulk Sales Laws. Buyer and Seller each hereby waive compliance by Seller and Business Subsidiary with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state.

Section 9.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 9.12. Specific Performance. The Parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and that the Parties may enforce specifically the terms and provisions of this Agreement, with all such matters to take place exclusively in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and any such injunction shall be in addition to any other remedy to which any Party is entitled, at law or in equity.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Monster Worldwide, Inc.
By:	/s/ Salvatore Iannuzzi
	Name:	Salvatore Iannuzzi
	Title:	Chairman, President and Chief Executive Officer

Yahoo! Inc.
By:	/s/ Timothy R. Morse
	Name:	Timothy R. Morse
	Title:	Executive Vice President and Chief Financial Officer

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